Exhibit 99.3

Revised Financial Statements

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
AND FINANCIAL STATEMENT SCHEDULE

Pages
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2012 and December 31, 2011	F-3
Consolidated Statements of Operations for the fiscal year ended December 31, 2012 (Successor), the periods from December 22 to December 31, 2011 (Successor) and January 1 to December 21, 2011 (Predecessor) and the fiscal year ended December 31, 2010 (Predecessor)
F-4
Consolidated Statements of Comprehensive (Loss) Income for the fiscal year ended December 31, 2012 (Successor), the periods from December 22 to December 31, 2011 (Successor) and January 1 to December 21, 2011 (Predecessor), and the fiscal year ended December 31, 2010 (Predecessor).
F-5
Consolidated Statements of Stockholder's Equity for the fiscal year ended December 31, 2012 (Successor), the periods from December 22 to December 31, 2011 (Successor) and January 1 to December 21, 2011 (Predecessor), and the fiscal year ended December 31, 2010 (Predecessor)
F-6
Consolidated Statements of Cash Flows for the fiscal year ended December 31, 2012 (Successor), the periods from December 22 to December 31, 2011 (Successor) and January 1 to December 21, 2011 (Predecessor), and the fiscal year ended December 31, 2010 (Predecessor)
F-7
Notes to Consolidated Financial Statements	F-8
Schedule II - Valuation and Qualifying Accounts and Reserves	F-46

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder of
Harland Clarke Holdings Corp.

We have audited the accompanying consolidated balance sheets of Harland Clarke Holdings Corp. and subsidiaries as of December 31, 2012 and 2011, the related consolidated statements of operations, comprehensive (loss) income, stockholder's equity, and cash flows for the fiscal year ended December 31, 2012 (Successor), the period from December 22 to December 31, 2011 (Successor), the period from January 1 to December 21, 2011 (Predecessor) and the fiscal year ended December 31, 2010 (Predecessor). Our audits also included the financial statement schedule II listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Harland Clarke Holdings Corp. and subsidiaries' internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Harland Clarke Holdings Corp. and subsidiaries' internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Harland Clarke Holdings Corp. and subsidiaries at December 31, 2012 and December 31, 2011 and the consolidated results of their operations and their cash flows for the fiscal year ended December 31, 2012, the period from December 22 to December 31, 2011 (Successor), the period from January 1 to December 21, 2011 (Predecessor), and the fiscal year ended December 31, 2010 (Predecessor), in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/  Ernst & Young LLP

Stamford, Connecticut
February 25, 2013, except for Note 21 as to which the date is January 9, 2014

Harland Clarke Holdings Corp. and Subsidiaries
Consolidated Balance Sheets
(in millions, except share data)

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$102.0	$101.8
Marketable securities	—	56.6
Accounts receivable (net of allowances of $1.5 and $1.8)	132.1	121.3
Inventories	29.0	43.2
Income taxes receivable	23.7	15.7
Notes receivable - related party	30.0	—
Deferred tax assets	45.1	25.5
Prepaid expenses and other current assets	56.7	54.0
Total current assets	418.6	418.1
Property, plant and equipment, net	190.0	210.7
Goodwill	761.6	758.6
Other intangible assets, net	1,535.6	1,659.0
Contract acquisition payments, net	17.6	—
Notes receivable - related party	—	30.0
Other assets	63.0	27.3
Total assets	$2,986.4	$3,103.7
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Accounts payable	$44.5	$39.1
Deferred revenues	133.9	82.2
Current maturities of long-term debt	78.5	45.1
Accrued liabilities:
Salaries, wages and employee benefits	55.9	58.1
Income and other taxes payable	11.9	12.8
Customer incentives	52.0	57.4
Payable to parent	0.1	0.2
Other current liabilities	42.1	33.7
Total current liabilities	418.9	328.6
Long-term debt	1,769.3	1,766.9
Deferred tax liabilities	622.7	726.5
Deferred revenues	54.2	28.5
Other liabilities	86.1	105.9
Commitments and contingencies
Stockholder's equity:
Common stock — 200 shares authorized; par value $0.01; 100 shares issued and outstanding at December 31, 2012 and 2011	—	—
Additional paid-in capital	76.1	145.5
(Accumulated deficit) retained earnings	(40.6)	1.9
Accumulated other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	0.4	—
Unrecognized amounts included in postretirement obligations	(0.7)	(0.1)
Derivative fair-value adjustments	—	(0.1)
Unrealized gains on investments, net	—	0.1
Total accumulated other comprehensive loss, net of taxes	(0.3)	(0.1)
Total stockholder's equity	35.2	147.3
Total liabilities and stockholder's equity	$2,986.4	$3,103.7

See Notes to Consolidated Financial Statements

Harland Clarke Holdings Corp. and Subsidiaries
Consolidated Statements of Operations
(in millions)

The acquisition method of accounting was used to revalue assets and liabilities assumed as a result of the MacAndrews Acquisition on December 21, 2011. Accordingly, the accompanying financial statements of the Successor and Predecessor are not comparable in all material respects since those financial statements report financial position, results of operations and cash flows on a different basis of accounting for the periods before and after the MacAndrews Acquisition. See Notes 1 and 3.

	Successor		Predecessor
	Year ended December 31, 2012	December 22 to December 31, 2011	January 1 to December 21, 2011	Year ended December 31, 2010

Product revenues, net	$1,206.5	$26.3	$1,203.8	$1,272.8
Service revenues, net	208.7	5.1	102.7	115.7
Total net revenues	1,415.2	31.4	1,306.5	1,388.5
Cost of products sold	774.5	21.5	752.2	766.1
Cost of services provided	157.3	4.6	63.5	70.7
Total cost of revenues	931.8	26.1	815.7	836.8
Gross profit	483.4	5.3	490.8	551.7
Selling, general and administrative expenses	285.8	7.4	283.8	280.1
Revaluation of contingent consideration	—	—	(23.6)	0.3
Asset impairment charges	1.6	—	111.6	3.7
Restructuring costs	18.5	—	12.2	19.5
Operating income (loss)	177.5	(2.1)	106.8	248.1
Interest income	0.9	—	0.4	0.7
Interest expense	(221.6)	(6.6)	(104.8)	(115.5)
Loss on early extinguishment of debt	(34.2)	(0.1)	—	—
Loss from equity method investment	(0.1)	—	—	—
Other (expense) income, net	(0.2)	—	13.2	0.1
(Loss) income from continuing operations before income taxes	(77.7)	(8.8)	15.6	133.4
(Benefit) provision for income taxes on continuing operations	(28.9)	(3.3)	19.5	47.8
Net (loss) income from continuing operations	(48.8)	(5.5)	(3.9)	85.6
Net income (loss) from discontinued operations	13.8	(0.4)	33.1	28.6
Net (loss) income	$(35.0)	$(5.9)	$29.2	$114.2

See Notes to Consolidated Financial Statements

Harland Clarke Holdings Corp. and Subsidiaries
Consolidated Statements of Comprehensive (Loss) Income
(in millions)
The acquisition method of accounting was used to revalue assets and liabilities assumed as a result of the MacAndrews Acquisition on December 21, 2011. Accordingly, the accompanying financial statements of the Successor and Predecessor are not comparable in all material respects since those financial statements report financial position, results of operations and cash flows on a different basis of accounting for the periods before and after the MacAndrews Acquisition. See Notes 1 and 3.

	Successor		Predecessor
	Year ended December 31, 2012	December 22 to December 31, 2011	January 1 to December 21, 2011	Year ended December 31, 2010

Net (loss) income	$(35.0)	$(5.9)	$29.2	$114.2
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	0.4	—	(0.9)	(0.4)
Changes in derivative instruments:
Changes in fair value of interest rate swaps during period	—	(0.1)	(3.5)	(14.3)
Less reclassification adjustments for loss included in net (loss) income	0.1	—	7.9	12.0
Net changes in derivative instruments	0.1	(0.1)	4.4	(2.3)
Unrealized (losses) gains on investments:
Unrealized (losses) gains on investments during period	(0.2)	0.1	0.3	6.9
Less reclassification adjustment for amounts included in net (loss) income	0.1	—	(8.1)	—
Net change in unrealized (losses) gains on investments	(0.1)	0.1	(7.8)	6.9
Changes in postretirement benefit obligations recognized in other comprehensive income:
Amortization of prior service credits included in net income	—	—	(0.3)	—
Prior service credits	—	—	—	5.3
Unrecognized actuarial (loss) gain	(0.6)	(0.1)	(0.8)	0.3
Net change in postretirement benefit obligation recognized in other comprehensive income	(0.6)	(0.1)	(1.1)	5.6
Total other comprehensive (loss) income, net of tax	(0.2)	(0.1)	(5.4)	9.8
Comprehensive (loss) income	$(35.2)	$(6.0)	$23.8	$124.0

Tax Benefit (Expense) of Other Comprehensive (Loss) Income Included in Above Amounts:
Changes in derivative instruments:
Changes in fair value of interest rate swaps during period	$—	$—	$2.3	$9.0
Less reclassification adjustments for loss included in net income	—	—	(5.0)	(7.7)
Unrealized (losses) gains on investments:
Unrealized (losses) gains on investments during period	—	—	(0.1)	(4.4)
Less reclassification adjustment for amounts included in net income	(0.1)	—	5.1	—
Changes in postretirement benefit obligations recognized in other comprehensive income:
Amortization of prior service credits included in net income	—	—	0.1	—
Prior service credits	—	—	—	(3.3)
Unrecognized actuarial gain (loss)	0.4	0.1	0.5	(0.3)
Total net tax benefit (expense) included in other comprehensive (loss) income	$0.3	$0.1	$2.9	$(6.7)
See Notes to Consolidated Financial Statements

Harland Clarke Holdings Corp. and Subsidiaries
Consolidated Statements of Stockholder's Equity
(in millions, except share data)

The acquisition method of accounting was used to revalue assets and liabilities assumed as a result of the MacAndrews Acquisition on December 21, 2011. Accordingly, the accompanying financial statements of the Successor and Predecessor are not comparable in all material respects since those financial statements report financial position, results of operations and cash flows on a different basis of accounting for the periods before and after the MacAndrews Acquisition. See Notes 1 and 3.

	Shares of Common Stock	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive (Loss) Income	Total
Predecessor
Balance, December 31, 2009	100	$157.0	$98.0	$(9.0)	$246.0
Net income			114.2		114.2
Other comprehensive income, net of tax				9.8	9.8
Dividend paid to parent			(31.2)		(31.2)
Balance, December 31, 2010	100	$157.0	$181.0	$0.8	$338.8
Net income			29.2		29.2
Other comprehensive loss, net of tax				(5.4)	(5.4)
Dividends declared to parent			(61.3)		(61.3)
Balance as of December 21, 2011	100	$157.0	$148.9	$(4.6)	$301.3
Successor
Change in ownership		(157.0)	(148.9)	4.6	(301.3)
Allocation of equity consideration from MacAndrews Acquisition		142.2			142.2
Faneuil balances at date of common control		3.3	7.8		11.1
Net loss			(5.9)		(5.9)
Other comprehensive loss, net of tax				(0.1)	(0.1)
Balance at December 31, 2011	100	$145.5	$1.9	$(0.1)	$147.3
Net loss			(35.0)		(35.0)
Other comprehensive loss, net of tax				(0.2)	(0.2)
Acquisition of business from parent		(33.8)			(33.8)
Elimination of Faneuil acquired balances		(28.7)	(7.5)		(36.2)
Capital contribution from parent		25.4			25.4
Dividends declared to parent		(32.3)			(32.3)
Balance at December 31, 2012	100	$76.1	$(40.6)	$(0.3)	$35.2

See Notes to Consolidated Financial Statements

Harland Clarke Holdings Corp. and Subsidiaries
Consolidated Statements of Cash Flows
(in millions)

The acquisition method of accounting was used to revalue assets and liabilities assumed as a result of the MacAndrews Acquisition on December 21, 2011. Accordingly, the accompanying financial statements of the Successor and Predecessor are not comparable in all material respects since those financial statements report financial position, results of operations and cash flows on a different basis of accounting for the periods before and after the MacAndrews Acquisition. See Notes 1 and 3.

	Successor		Predecessor
	Year ended December 31, 2012	December 22 to December 31, 2011	January 1 to December 21, 2011	Year ended December 31, 2010

Operating activities
Net (loss) income	$(35.0)	$(5.9)	$29.2	$114.2
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	75.9	1.9	40.9	48.9
Amortization of intangible assets	137.7	4.1	117.5	109.0
Amortization of debt fair value adjustments, original issue discount and deferred financing fees	117.4	4.1	6.7	7.0
Loss on early extinguishment of debt	34.2	0.1	—	—
Revaluation of contingent consideration	—	—	(23.6)	0.3
Loss (gain) on sale of marketable securities	0.2	—	(13.2)	(0.1)
Deferred income taxes	(126.6)	(6.1)	(35.5)	(31.9)
Asset impairments	1.6	—	111.6	3.7
Changes in operating assets and liabilities, net of effect of businesses acquired:
Accounts receivable	(17.2)	0.1	15.0	(1.1)
Inventories	14.2	3.7	2.3	0.9
Prepaid expenses and other assets	(15.8)	(1.3)	(12.0)	(17.0)
Contract acquisition payments, net	(17.6)	—	(8.9)	1.4
Accounts payable and accrued liabilities	(2.2)	5.8	(13.8)	18.4
Deferred revenues	77.5	12.0	11.8	13.0
Income and other taxes	(8.7)	2.3	(7.4)	0.6
Payable to parent	(0.1)	(0.8)	0.1	0.7
Other, net	2.1	0.1	(0.7)	5.0
Net cash provided by operating activities	237.6	20.1	220.0	273.0
Investing activities
Purchase of businesses, net of cash acquired	(36.2)	—	(135.1)	(61.2)
Faneuil cash at date of common control	—	5.3	—	—
Purchase of marketable securities	—	(56.5)	—	—
Purchase of equity method investment	(7.0)	—	—	—
Funding of related party note receivable	—	(30.0)	—	—
Repayments of related party notes receivable	—	—	4.0	3.0
Proceeds from sale of property, plant and equipment	0.1	—	0.2	2.5
Proceeds from sale of marketable securities	56.3	—	13.4	24.7
Capital expenditures	(57.8)	(0.1)	(58.6)	(38.6)
Capitalized interest	(0.5)	—	(0.3)	(0.1)
Computer software development	(14.5)	(1.5)	(5.9)	(4.2)
Net cash used in investing activities	(59.6)	(82.8)	(182.3)	(73.9)
Financing activities
Dividends to parent	(32.3)	(12.6)	(48.7)	(31.2)
Acquisition of business from parent	(33.8)	—	—	—
Redemption of notes	—	(1.7)	—	—
Payments of contingent consideration arrangements	—	—	(0.3)	(0.7)
Payments for derivative instruments	(9.5)	(1.9)	—	—
Issuance of notes	225.6	—	—	—
Borrowings on credit agreements	25.0	—	—	—
Repayments of credit agreements and other borrowings	(340.1)	(4.5)	(15.0)	(19.6)
Debt issuance costs	(12.7)	—	—	—
Net cash used in financing activities	(177.8)	(20.7)	(64.0)	(51.5)
Net increase (decrease) in cash and cash equivalents	0.2	(83.4)	(26.3)	147.6
Cash and cash equivalents at beginning of period	101.8	185.2	211.5	63.9
Cash and cash equivalents at end of period	$102.0	$101.8	$185.2	$211.5

Supplemental disclosure of cash paid for:
Interest, net of amounts capitalized	$91.9	$5.4	$94.4	$108.0
Income taxes, net of refunds	115.1	—	84.1	97.7
Non-cash financing activities:
Extinguishment of Faneuil debt to parent	$25.4	$—	$—	$—

See Notes to Consolidated Financial Statements

Harland Clarke Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements
(dollars in millions)

1.  Description of the Business and Basis of Presentation
Harland Clarke Holdings Corp. ("Harland Clarke Holdings" and, together with its subsidiaries, the "Company") is a holding company that conducts its operations through its direct and indirect, wholly owned operating subsidiaries and was incorporated in Delaware on October 19, 2005. The Company is an indirect, wholly owned subsidiary of M & F Worldwide Corp. ("M & F Worldwide"), which is, as of December 21, 2011, an indirect, wholly owned subsidiary of MacAndrews & Forbes Holdings Inc. ("MacAndrews"). MacAndrews is wholly owned by Ronald O. Perelman. On September 12, 2011, M & F Worldwide agreed to merge with an indirect wholly owned subsidiary of MacAndrews, and following a vote of stockholders of M & F Worldwide and the satisfaction or waiver of closing conditions, that merger was effected on December 21, 2011 (hereafter referred to as the "MacAndrews Acquisition").
As a result of the MacAndrews Acquisition, which resulted in a change in ownership of M & F Worldwide, the Company was required to use the acquisition method of accounting to revalue its assets and liabilities as of the date of the MacAndrews Acquisition. Such accounting results in a number of changes (see Note 3), including, but not limited to, decreased revenues as a result of fair value adjustments to deferred revenues, increased depreciation and amortization as a result of the revaluation of assets and increased non-cash interest expense that results from adjusting the Company's long-term debt to fair value as of the date of the MacAndrews Acquisition. Accordingly, the accompanying financial statements for the Predecessor and Successor periods are not comparable in all material respects and the Company is required to present separately its operating results for periods before and after the MacAndrews Acquisition. The periods prior to the MacAndrews Acquisition (the period January 1 to December 21, 2011 and the year ended December 31, 2010) are presented in the accompanying consolidated financial statements as "Predecessor." The periods subsequent to the MacAndrews Acquisition (the year ended December 31, 2012 and the period December 22 to December 31, 2011) are presented in the accompanying consolidated financial statements as "Successor."
On March 19, 2012, the Company purchased Faneuil, Inc. ("Faneuil") from affiliates of MacAndrews (see Note 3). Under accounting guidance for transactions among entities under common control, the Company has accounted for the purchase at historical cost and has retrospectively recasted prior periods under common control to include Faneuil operations. The Company and Faneuil came under common control on December 21, 2011, the date of the MacAndrews Acquisition. Faneuil is a separate business segment for financial reporting purposes.
The Company has organized its business and corporate structure along the following three business segments: Harland Clarke, Scantron and Faneuil. Results of operations for the former Harland Financial Solutions segment, which was divested on August 16, 2013, are not included in segment or consolidated results of operations other than as discontinued operations and prior periods have been reclassified to remove results of operations for the former Harland Financial Solutions segment from results reported for continuing operations (see Note 21).
During the second quarter of 2012, the Company transferred certain product and service lines from the Scantron segment to other segments to better align complementary products and services. The Harland Technology Services and Medical Device Tracking businesses were transferred to the Faneuil segment and the Survey Services business was transferred to the Harland Clarke segment. Prior period segment information has been reclassified to reflect this change.
The Harland Clarke segment offers checks and related products, forms and treasury supplies, and related delivery and fraud prevention products to financial and commercial institutions. It also provides direct marketing services to their clients including direct marketing campaigns, direct mail, database marketing, telemarketing and digital marketing. In addition to these products and services, the Harland Clarke segment offers stationery, business cards, survey services and other business and home office products to consumers and businesses.
The former Harland Financial Solutions segment provided technology products and related services to financial institutions worldwide including lending and mortgage compliance and origination applications, risk management solutions, business intelligence solutions, Internet and mobile banking applications, branch automation solutions, self-service solutions, electronic payment solutions and core processing systems.
The Scantron segment provides data management and decision support solutions and related services to educational, commercial and governmental entities worldwide. Scantron products and services provide solutions for testing and assessment, instruction and performance management and business operational data collection. Scantron's solutions combine a variety of data collection, analysis, and management tools including web-based solutions, software, scanning equipment and forms.

Harland Clarke Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
(dollars in millions)

The Faneuil segment provides business process outsourcing services including call center operations, back office operations, staffing services and toll collection services to government and regulated commercial clients. The Faneuil segment also provides patient information collection and tracking services, managed technical services and related field maintenance services to education, commercial, healthcare and governmental entities.
The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries after the elimination of all material intercompany accounts and transactions. The Company has consolidated the results of operations and accounts of businesses acquired from the date of acquisition or the date of common control (see Note 3).
The Company and each of its existing subsidiaries, other than unrestricted subsidiaries and certain immaterial subsidiaries are guarantors and may also be co-issuers under the 2015 Senior Notes and 2018 Senior Secured Notes (as hereinafter defined) (see Note 11). Harland Clarke Holdings is a holding company and has no significant assets at December 31, 2012 and no operations. The guarantees and the obligations of the subsidiaries of the Company are full and unconditional and joint and several, and any subsidiaries of the Company other than the subsidiary guarantors and obligors are not significant.
See Note 3 for information regarding recent acquisitions.

2.  Summary of Significant Accounting Policies
Use of Estimates
The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
Revenue Recognition
The Company recognizes product and service revenue when persuasive evidence of a non-cancelable arrangement exists, products have been shipped and/or services have been rendered, the price is fixed or determinable, collectability is reasonably assured, legal title and economic risk is transferred to the customer and an economic exchange has taken place. Revenues are recorded net of any applicable discounts, contract acquisition payments amortization, accrued incentives and allowances for sales returns. As a result of the accounting required in connection with the MacAndrews Acquisition, deferred revenues at December 31, 2011 represent the fair value of the cost to complete contractual obligations for which funds have already been received. Deferred revenues at December 31, 2012 represent amounts billed to the customer during 2012 in excess of amounts earned as well as the remaining balance of deferred revenues at December 31, 2011 that were not recognized as revenues in 2012.
Revenues for direct response marketing services are recognized from the Company's fixed price direct mail and marketing contracts based on the proportional performance method for specific projects.
For multiple-element software arrangements, total revenue is allocated to each element based on vendor specific objective evidence ("VSOE"), of its fair value represented by the price charged when the elements are sold separately. VSOE must exist for the undelivered elements to allocate the total revenue among all delivered elements and non-essential undelivered elements of the arrangement. When VSOE of fair value has been established for maintenance and professional services but not for software licenses, the residual method is used to allocate revenue to the license portion of multiple element arrangements. VSOE for certain elements of an arrangement is based upon the pricing in comparable transactions when the element is sold separately. VSOE for maintenance is primarily based upon customer renewal history when the services are sold separately. VSOE for professional services is also based upon the price charged when the services are sold separately.
If the undelivered elements of the arrangement are essential to the functionality of the software product(s), revenue is deferred until the essential elements are delivered. If VSOE does not exist for one or more non-essential undelivered elements, revenue is deferred until such evidence does exist for the undelivered elements, or until all elements are delivered, whichever is earlier. If VSOE of all non-essential undelivered elements exist but VSOE does not exist for one or more of the delivered elements, revenue is recognized using the residual method. Under the residual method, the revenue for the undelivered elements is deferred based upon VSOE and the remaining portion of the arrangement fee is recognized as revenue for the delivered elements, assuming all other criteria for revenue recognition have been met. When VSOE does not exist for maintenance and/or non-essential undelivered elements of multiple element arrangements, revenue is deferred until all elements are delivered or VSOE is established for the undelivered elements, whichever is earlier.
For licenses that are hosted (cloud services), revenue is allocated to separate units of accounting based on the hierarchy of VSOE, third-party evidence ("TPE") or relative selling price. VSOE and TPE are not available so the relative selling price is

Harland Clarke Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
(dollars in millions)

used. Under the relative selling price method the concept of the residual method is eliminated and discounts are allocated across all deliverables in proportion to the best estimated selling price. Separate units of accounting exist if they have standalone value. Standalone value exists if the Company or other vendors sell the same item separately or the customer could resell the item on a standalone basis. Standalone value exists for most individual modules of the Company's hosted licenses because they are sold separately or as a group depending on the needs of customers. For each module, revenue is deferred until related professional services are complete. If standalone value does not exist then revenue for all modules and professional services in an arrangement are deferred until services are complete. Under either scenario, once services are complete, revenue is recognized on a straight-line basis over the remaining term of the contract.
For arrangements that include both licenses and cloud services, each is accounted for under its relevant guidance.
If an acceptance period is required, revenue is recognized upon the earlier of customer acceptance or the expiration of the acceptance period, as defined in the applicable agreement. Each new license includes maintenance, including the right to receive telephone support, "bug fixes" and unspecified upgrades and enhancements, for a specified duration of time, usually one year. Maintenance revenue is recognized ratably over the life of the related maintenance contract. Maintenance contracts on perpetual licenses generally renew annually. Maintenance fees are typically invoiced on an annual basis prior to the anniversary date of the license. Time-based and usage-based licenses include maintenance as a bundled item that is committed for the period of the agreement. Revenue from licensing of software under usage-based contracts is recognized ratably over the term of the agreement or on an actual usage basis.
Non-essential professional services revenue includes fees derived from the delivery of certain training, installation, and consulting services. Revenue from non-essential training, installation, and consulting services is recognized on a time and materials basis or after delivery is complete.
Essential professional services typically involve significant production, modification or customization of the software. Revenue from essential services is combined with license revenue and recognized using either a percentage-of-completion or completed contract basis. Percentage-of-completion recognizes both license and services revenue as the services are performed using an input method based on labor hours. Estimates of efforts to complete a project are used in the percentage-of-completion calculation. Due to the uncertainties inherent in these estimates, actual results could differ from those estimates. Completed contract basis is used either when reliable estimates of effort are not available, or if VSOE does not exist for one or more elements, or if there are substantive customer acceptance provisions. Under this methodology all revenue is deferred until all services are complete, or the acceptance conditions have been met.
Revenue from outsourced data processing services and other transaction processing services is recognized in the month the transactions are processed or the services are rendered.
The contractual terms of software sales do not provide for product returns or allowances. However, on occasion the Company may allow for returns or allowances primarily in the case of a new product release. Provisions for estimated returns and sales allowances are established by the Company concurrently with the recognition of revenue and are based on a variety of factors including actual return and sales allowance history and projected economic conditions.
Service revenues are comprised of revenues derived from software maintenance agreements, software implementation services, software as a service, field maintenance services, direct marketing services, certain contact center services, core processing service bureau deliverables, consulting services, training services, survey services, back office services, toll collection services, staffing services and other services.
Customer Incentives
The Company's Harland Clarke segment has contracts with certain clients that provide both fixed and volume-based incentives. These incentives are recorded as a reduction of revenues to which they apply and as accrued liabilities.
Contract Acquisition Payments
Certain contracts with customers of the Company's Harland Clarke segment involve upfront payments to the customer. These payments are capitalized and amortized on a straight-line basis as a reduction of revenue over the life of the related contract. As part of the accounting required in connection with the MacAndrews Acquisition (see Note 3), unamortized balances were recorded at $0.0 in December 2011 in accordance with applicable accounting guidance. These payments are generally refundable from the customer on a prorated basis if the contract is canceled prior to the contract termination date. When such a termination occurs, the amounts repaid are offset against any unamortized contract acquisition payment balance related to the terminating customer, with any resulting excess reported as an increase in revenue. The Company recorded

Harland Clarke Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
(dollars in millions)

revenue related to these contract terminations of $2.2, $0.0, $7.5 and $5.8 for fiscal year 2012, the period December 22 to December 31, 2011, the period January 1 to December 21, 2011, and fiscal year 2010, respectively.
Shipping and Handling
Revenue received from shipping and handling fees is reflected in product revenues, net in the accompanying consolidated statements of operations. Costs related to shipping and handling are included in cost of products sold.
Cash and Cash Equivalents
The Company considers all cash on hand, money market funds and other highly liquid debt instruments with a maturity, when purchased, of three months or less to be cash and cash equivalents.
Investments
The Company has investments consisting of corporate equity securities and United States treasury securities which are classified as available-for-sale securities and are stated at fair value with unrealized gains and losses on such investments reflected net of tax, as other comprehensive income (loss). Realized gains and losses on investments are included in other (expense) income, net in the accompanying consolidated statements of operations. The cost of securities sold is based on the specific identification method. The United States treasury securities are classified as current and included in marketable securities in the accompanying consolidated balance sheets. The corporate equity securities are classified as noncurrent and are included in other assets in the accompanying consolidated balance sheets. See Note 14.
The Company also has an investment consisting of corporate equity securities which is accounted for using the equity method. Under the equity method, the original investment is recorded at cost and is adjusted periodically to recognize the Company's share of earnings and losses after the date of the acquisition. Dividends received reduce the basis of the investment. The Company's share of earnings and losses are shown as a separate line item in the accompanying consolidated statements of operations. The corporate equity securities are classified as noncurrent and are included in other assets in the accompanying consolidated balance sheets. See Note 14.
If the market value of an investment declines below its cost, the Company evaluates whether the decline is temporary or other than temporary. The Company considers several factors in determining whether a decline is temporary including the length of time market value has been below cost, the magnitude of the decline, financial prospects of the issuer or business and the Company's intention to hold the security. If a decline in market value of an investment is determined to be other than temporary, a charge to earnings is recorded for the loss and a new cost basis in the investment is established.
Accounts Receivable and Allowance for Doubtful Accounts
Trade accounts receivable are recorded at the invoiced amount and generally do not bear interest. The allowance for doubtful accounts is the Company's best estimate of the amount of probable losses in its existing accounts receivable based on historical losses and current economic conditions. Account balances are charged against the allowance when the Company believes it is probable the receivable will not be recovered. The Company does not have any off-balance sheet credit exposure related to its customers.
Inventories
The Company states inventories at the lower of cost or market value. The Company determines cost by average costing or the first-in, first-out method.
Advertising
Advertising costs, which are recorded predominately in selling, general and administrative expenses, consist mainly of marketing new and existing products, re-branding existing products and launching new initiatives throughout the Company.
Direct-response advertising is capitalized and amortized over its expected period of future benefit, while all other advertising costs are expensed as incurred. Direct-response advertising consists primarily of inserts that include order coupons for products offered by a division of the Company's Harland Clarke segment, which are amortized for a period up to 18 months. These costs are amortized following their distribution, and are charged to match the advertising expense with the related revenue streams.
At December 31, 2012 and 2011, the Company had prepaid advertising costs of $2.6 and $0.1, respectively, which are included in prepaid expenses and other current assets in the accompanying consolidated balance sheets. The Company's

Harland Clarke Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
(dollars in millions)

advertising expense for continuing operations was $17.3, $0.1, $21.3 and $18.3 for fiscal year 2012, the period December 22 to December 31, 2011, the period January 1 to December 21, 2011, and fiscal year 2010, respectively.
Property, Plant and Equipment
The Company states property, plant and equipment at cost. Maintenance and repairs are charged to expense as incurred. Additions, improvements and replacements that extend the asset life are capitalized. Depreciation is provided on a straight-line basis over the estimated useful lives of such assets. The Company amortizes leasehold improvements over the shorter of the useful life of the related asset or the lease term. Certain leases also contain tenant improvement allowances, which are recorded as a leasehold improvement and deferred rent and amortized over the lease term. The Company eliminates cost and accumulated depreciation applicable to assets retired or otherwise disposed of from the accounts and reflects any gain or loss on such disposition in operating results. As further discussed below, the Company capitalizes the qualifying costs incurred during the development stage on software to be sold, leased or otherwise marketed, internally developed software and software obtained for internal use and amortizes the costs over the estimated useful life of the software. The Company capitalizes interest on qualified long-term projects and depreciates it over the life of the related asset.
The useful lives for computing depreciation are as follows:

Years
Machinery and equipment	3 - 15
Computer software and hardware	3 - 5
Leasehold improvements	1 - 20
Buildings and improvements	20 - 30
Furniture, fixtures and transportation equipment	5 - 8
Software and Other Development Costs
The Company expenses research and development expenditures as incurred, including expenditures related to the development of software products that do not qualify for capitalization. The amounts expensed for continuing operations totaled $16.5, $0.1, $15.5 and $8.7 for fiscal year 2012, the period December 22 to December 31, 2011, the period January 1 to December 21, 2011, and fiscal year 2010, respectively, and were primarily costs incurred related to the development of software.
Software development costs incurred for sold, leased, or otherwise marketed software prior to the establishment of technological feasibility are expensed as incurred. Software development costs incurred after establishing the technological feasibility of the subject software product and before its availability for sale are capitalized and are included in other intangible assets, net on the accompanying consolidated balance sheets. Capitalized software development costs are amortized on a product-by-product basis over the estimated economic life of the product using a straight-line method with related amortization expense in cost of products sold on the accompanying consolidated statements of operations. Unamortized software development costs in excess of estimated net realizable value from a particular product are written down to their estimated net realizable value.
The Company capitalizes costs to develop or obtain computer software for internal use once the preliminary project stage has been completed, management commits to funding the project and it is probable that the project will be completed and the software will be used to perform the function intended. Capitalized costs include only (1) external direct costs of materials and services consumed in developing or obtaining internal-use software, (2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use software project and (3) interest costs incurred, when significant, while developing internal-use software. Capitalization of costs ceases when the project is substantially complete and ready for its intended use and is included in property, plant and equipment, net on the accompanying consolidated balance sheets. Capitalized costs to develop or obtain computer software for internal use are amortized over the estimated useful life using a straight-line method with related amortization expense in cost of revenues and selling, general and administrative expenses on the accompanying consolidated statements of operations.
Goodwill and Acquired Intangible Assets
Goodwill represents the excess of consideration transferred over the fair value of identifiable net assets acquired. Acquired intangibles are recorded at fair value as of the date acquired. Goodwill and other intangibles determined to have an indefinite

Harland Clarke Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
(dollars in millions)

life are not amortized, but are tested for impairment annually in the fourth quarter, or when events or changes in circumstances indicate that the assets might be impaired, such as a significant adverse change in the business climate.
The goodwill impairment test is a two-step process, which requires management to make judgments in determining what assumptions to use in the calculation. The first step of the process consists of estimating the fair value of the Company's reporting units.
The Company utilizes both the income and market approaches to estimate the fair value of the reporting units. The income approach involves discounting future estimated cash flows. The discount rate used is the value-weighted average of the reporting unit's estimated cost of equity and debt ("cost of capital") derived using, both known and estimated, customary market metrics. The Company performs sensitivity tests with respect to growth rates and discount rates used in the income approach. In applying the market approach, valuation multiples are derived from historical and projected operating data of selected guideline companies; evaluated and adjusted, if necessary, based on the strengths and weaknesses of the reporting unit relative to the selected guideline companies; and applied to the appropriate historical and/or projected operating data of the reporting unit to arrive at an indication of fair value. The Company weights the results of the income and market approaches equally, except where guideline companies are not similar enough to provide a reasonable value using the market approach. When that occurs, the market approach is weighted less than the income approach.
If the estimated fair value of a reporting unit is less than the carrying value, a second step is performed to compute the amount of the impairment by determining an "implied fair value" of goodwill. The determination of the Company's "implied fair value" requires the Company to allocate the estimated fair value of the reporting unit to the assets and liabilities of the reporting unit. Any unallocated fair value represents the "implied fair value" of goodwill, which is compared to the corresponding carrying value.
The results of the Company's annual test for 2012 indicated no goodwill impairment as the estimated fair values for each reporting unit were greater than the carrying values. The Company's step one annual impairment test for 2011 indicated goodwill impairment for the Scantron reporting unit as the estimated fair value for the Scantron reporting unit was less than its carrying value. The Company performed the second step of the test to determine the "implied fair value" of goodwill for the Scantron reporting unit, resulting in a non-cash impairment charge of $102.2 (see Notes 7 and 13 regarding the non-cash goodwill impairment charge recorded in 2011). No goodwill impairment was indicated for the Company's other two reporting units as a result of the 2011 test. The results of the Company's annual test for 2010 indicated no goodwill impairment as the estimated fair values for each reporting unit were greater than the carrying values.
The Company measures impairment of its indefinite-lived tradename based on the relief-from-royalty-method. Under the relief-from-royalty method of the income approach, the value of an intangible asset is determined by quantifying the cost savings a company obtains by owning, as opposed to licensing, the intangible asset. Assumptions about royalty rates are based on the rates at which similar tradenames are licensed in the marketplace. The Company also re-evaluates the useful life of this asset to determine whether events and circumstances continue to support an indefinite useful life.
In 2011, an impairment charge was recorded and the useful life for the Scantron reporting unit tradename was reclassified from an indefinite life to a definite life of 15 years (see Notes 7 and 13).
The annual impairment evaluations for goodwill and the indefinite-lived intangible asset involve significant estimates made by management. The discounted cash flow analyses require various judgmental assumptions about sales, operating margins, growth rates and discount rates. Assumptions about sales, operating margins and growth rates are based on the Company's budgets, business plans, economic projections, anticipated future cash flows and marketplace data. Changes in estimates could have a material effect on the carrying amount of goodwill and indefinite-lived intangible assets in future periods.
Intangible assets that are deemed to have a finite life are amortized over their estimated useful life generally using accelerated methods that are based on expected cash flows. They are also evaluated for impairment as discussed below in "Long-Lived Assets."
Costs to renew or extend the term of a recognized intangible asset are expensed as incurred and are not significant.
Long-Lived Assets
When events or changes in circumstances indicate that the carrying amount of a long-lived asset other than goodwill and indefinite-lived intangible assets may not be recoverable, the Company assesses the recoverability of such asset based on estimates of future undiscounted cash flows compared to net book value. If the future undiscounted cash flow estimates are less than net book value, net book value would then be reduced to estimated fair value, which generally approximates discounted

Harland Clarke Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
(dollars in millions)

cash flows. The Company also evaluates the amortization periods of assets to determine whether events or circumstances warrant revised estimates of useful lives. Assets held for sale are carried at the lower of carrying amount or fair value, less estimated costs to sell such assets.
Income and Other Taxes
The Company computes income taxes under the liability method. Under the liability method, the Company generally determines deferred income taxes based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The Company records net deferred tax assets when it is more likely than not that it will realize the tax benefits.
As part of the process of preparing its consolidated financial statements, the Company is required to calculate the amount of income tax in each jurisdiction in which it operates. On a regular basis, the amount of taxable income is reviewed by various federal, state and foreign taxing authorities. As such, the Company routinely provides reserves for unrecognized tax benefits for items that it believes could be challenged by these taxing authorities.
The Company records any tax assessed by a governmental authority that is both imposed on and concurrent with a specific revenue-producing transaction between a seller and a customer, which may include, but is not limited to, sales, use, value added, and excise taxes, on a net basis in the accompanying consolidated statements of operations.
Pensions and Other Postretirement Benefits
The Company has defined benefit postretirement plans and defined contribution 401(k) plans, which cover certain current and former employees of the Company who meet eligibility requirements.
The Company recognizes in its balance sheet the funded status of its defined benefit postretirement benefit plans, measured as the difference between the fair value of the plan assets and the benefit obligation and recognizes changes in the funded status of a defined benefit postretirement benefit plan within accumulated other comprehensive income (loss), net of tax, to the extent such changes are not recognized in earnings as components of periodic net benefit cost (see Note 10).
Translation of Foreign Currencies
The functional currency for each of the Company's foreign subsidiaries is its local currency. The Company translates all assets and liabilities denominated in foreign functional currencies into United States dollars at rates of exchange in effect at the balance sheet date and statement of operations items at the average rates of exchange prevailing during the period. The Company records translation gains and losses as a component of accumulated other comprehensive income (loss) in the stockholder's equity section of the Company's balance sheets. Gains and losses resulting from transactions in other than functional currencies are reflected in operating results, except for transactions of a long-term nature. The Company considers undistributed earnings of certain foreign subsidiaries to be permanently invested. As a result, no income taxes have been provided on these undistributed earnings or on the foreign currency translation adjustments recorded as a part of other comprehensive income (loss).
Self-Insurance
The Company is self-insured for certain workers' compensation and group medical costs subject to stop-loss limits. Provisions for losses expected under these programs are recorded based on the Company's estimates of the aggregate liabilities for the claims incurred. Payments for estimated claims beyond one year have been discounted. As of December 31, 2012 and 2011, the combined liabilities for self-insured workers' compensation and group medical were $10.0 and $9.5, respectively.
Derivative Financial Instruments
The Company uses derivative financial instruments to manage interest rate risk related to a portion of its long-term debt. The Company recognizes all derivatives at fair value as either assets or liabilities in the consolidated balance sheets and changes in the fair values of such instruments are recognized in earnings unless specific hedge accounting criteria are met. If specific cash flow hedge accounting criteria are met, the Company recognizes the changes in fair value of these instruments in other comprehensive income (loss) until the underlying debt instrument being hedged is settled or the Company determines that the specific hedge accounting criteria are no longer met.
On the date the interest rate derivative contract is entered into, the Company designates the derivative as either a fair value hedge or a cash flow hedge. The Company formally documents the relationship between hedging instruments and the hedged items, as well as its risk-management objectives and strategy for undertaking various hedge transactions. The Company links all hedges that are designated as fair value hedges to specific assets or liabilities on the balance sheet or to specific firm

Harland Clarke Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
(dollars in millions)

commitments. The Company links all hedges that are designated as cash flow hedges to forecasted transactions or to liabilities on the balance sheet. The Company also assesses, both at the inception of the hedge and on an on-going basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. No components of the hedging instruments are excluded from the assessment of hedge effectiveness. If an existing derivative were to become not highly effective as a hedge, the Company would discontinue hedge accounting prospectively.
Deferred Financing Fees
Deferred financing fees are being amortized to interest expense using the effective interest method over the term of the respective financing agreements. Unamortized balances are reflected in other assets in the accompanying consolidated balance sheets and were $11.7 and $0.1 as of December 31, 2012 and 2011, respectively. As part of the accounting required in connection with the MacAndrews Acquisition (see Note 3), unamortized balances were recorded at $0.0 in December 2011 in accordance with applicable accounting guidance.
Restructuring Charges
The Company has restructuring costs related primarily to facility consolidations and workforce rationalization. The costs primarily consist of employee termination benefits which are accrued when it is probable that a liability has been incurred and the amount of the liability is reasonably estimable. In addition to employee termination benefits and facility closure costs, other restructuring costs include, but are not limited to, equipment moves, training and travel, which are expensed as incurred. Additional restructuring charges related to the Company's existing operations will be incurred as the Company completes its restructuring plans.
Fair Value Measurements
The Company measures fair value using a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions (see Note 13).
Reclassifications
Certain amounts in previously issued financial statements have been reclassified to conform with the presentation in the consolidated balance sheet for 2012. These reclassifications had no effect on previously reported net income. Prior period amounts have been reclassified in Notes 7, 15 and 19 in accordance with applicable accounting guidance to reflect the business segment changes described in Note 1 above. Prior period deferred revenues have been reclassified between current and non-current based on further review of fair value adjustments related to the MacAndrews Acquisition.
Recently Adopted Accounting Guidance
Effective January 1, 2012, the Company adopted amended guidance related to the requirement for an annual goodwill impairment test. The amendment provides entities an option to perform a qualitative assessment to determine whether further impairment testing is necessary. This amendment affects testing steps only, and therefore adoption did not affect the Company's consolidated financial position, results of operations or cash flows.
Effective January 1, 2012, the Company adopted amended guidance related to the presentation of comprehensive income. The amendment requires companies to present the components of net income and other comprehensive income either as one continuous statement or as two separate but consecutive statements. It eliminates the option to report other comprehensive income and its components as part of the statement of changes in shareholder's equity. This amendment affects presentation and disclosure only, and therefore adoption did not affect the Company's consolidated financial position, results of operations or cash flows.
Effective January 1, 2012, the Company adopted amended guidance related to fair value measurement. The guidance results in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between United States generally accepted accounting principles and International Financial Reporting Standards. The adoption of this amended guidance did not have a material effect on the Company's consolidated financial position, results of operations, cash flows or related disclosures.

Harland Clarke Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
(dollars in millions)

New Accounting Guidance
In July 2012, the Financial Accounting Standards Board amended its guidance related to the testing of indefinite-lived intangible assets for impairment. Under this standard, entities testing indefinite-lived intangible assets for impairment now have an option of performing a qualitative assessment to determine whether further impairment testing is necessary. If an entity determines, on the basis of qualitative factors, that the fair value of the indefinite-lived intangible asset is more-likely-than-not less than the carrying amount, the existing quantitative impairment test is required. Otherwise, no further impairment testing is required. For the Company, this amended guidance is effective beginning January 1, 2013, with early adoption permitted under certain conditions. As this amendment affects testing steps only, the adoption of this standard will not have a material impact on the Company's consolidated results of operations or financial condition.

3. Acquisitions
Faneuil Acquisition
On March 19, 2012, the Company entered into a Stock Purchase Agreement pursuant to which the Company purchased 100% of the issued and outstanding shares of capital stock of New Faneuil, Inc. ("New Faneuil") for $70.0 in cash (the "Faneuil Acquisition") from affiliates of MacAndrews. The Company financed the Faneuil Acquisition with Harland Clarke Holdings' cash on hand. New Faneuil, through its wholly owned subsidiary, Faneuil, provides business process outsourcing services including call center operations, back office operations, staffing services and toll collection services to government and regulated commercial clients across the United States.
Under accounting guidance for transactions among entities under common control, the Company has accounted for the purchase at historical cost and has retrospectively recasted prior periods under common control to include Faneuil operations. The Company and Faneuil came under common control on December 21, 2011, the date of the MacAndrews Acquisition. Cash paid in excess of the carrying amount of the assets and liabilities assumed in the amount of $33.8 is treated as an equity transaction with the parent in accordance with accounting guidance for transactions among entities under common control.
The following table summarizes the historical cost of assets and liabilities assumed on March 19, 2012, the date of the Faneuil Acquisition:

Cash		$2.3
Accounts receivable		11.8
Property, plant and equipment		10.3
Goodwill		13.0
Other intangible assets:
Customer relationships	$0.2
Tradenames	0.8
Software	0.3
Total other intangible assets		1.3
Other assets		7.2
Total assets acquired		45.9
Deferred revenues		1.2
Capital leases		1.0
Other liabilities		7.5
Net assets acquired		$36.2
The pro forma effects of the Faneuil Acquisition on the consolidated results of operations were not material and are not included in the Pro Forma Financial Information presented below.
MacAndrews Acquisition of M & F Worldwide
On September 12, 2011, M & F Worldwide, the indirect parent of the Company, agreed, subject to various closing conditions, to merge with an indirect, wholly owned subsidiary of MacAndrews, and following a vote of stockholders of M & F

Harland Clarke Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
(dollars in millions)

Worldwide and the satisfaction or waiver of all other closing conditions, that merger was effected on December 21, 2011. The transaction was accounted for as a business combination. M & F Worldwide allocated its new equity basis amongst itself, the Company and another operating subsidiary of M & F Worldwide. M & F Worldwide had preliminarily allocated and pushed down $222.3 of the new equity basis to the Company as of the acquisition date. During the first quarter of 2012, M & F Worldwide revised the equity allocation amongst these entities, and, as a result, the equity allocated to the Company was reduced to $142.2. As required by accounting guidance for business combinations, this adjustment was recorded by the Company retrospectively as of the acquisition date resulting in changes to the preliminary amounts of goodwill and additional paid-in capital set forth in the Company's December 31, 2011 consolidated balance sheet included in its Annual Report on Form 10-K for the year ended December 31, 2011. This change had no effect on amounts reported in the consolidated statements of operations for 2011. As discussed in Note 1, the periods after the MacAndrews Acquisition have been bifurcated in these financial statements and indicated by the heading "Successor."
The following table summarizes the estimated fair values of the Company's assets and liabilities assumed at the date of the MacAndrews Acquisition:

Cash		$185.2
Accounts receivable		110.1
Property, plant and equipment		207.1
Goodwill *		748.4
Other intangible assets:
Customer relationships	$1,519.0
Tradenames	101.4
Technology	39.8
Total other intangible assets		1,660.2
Other assets *		147.6
Total assets acquired *		3,058.6
Deferred revenues		96.8
Long-term debt		1,787.4
Deferred tax liabilities *		723.8
Other liabilities *		308.4
Net assets acquired *		$142.2
* As discussed above, amounts have been adjusted from the preliminary amounts set forth in the Company's financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2011.
Goodwill in the amount of approximately $178.7 and intangible assets in the amount of approximately $142.7 are deductible for tax purposes. During 2012, the Company recorded a net change in deferred taxes of $2.8 in accordance with applicable accounting guidance with a corresponding increase in goodwill. The goodwill arises because the total consideration for the acquisition allocated to the Company, which reflects its future earnings and cash flow potential, exceeds the fair value of net assets acquired. The goodwill resulting from the acquisition was assigned to the Company's segments as follows: $417.0 to Harland Clarke, $282.6 to discontinued operations associated with the former Harland Financial Solutions segment, $40.1 to Scantron and $8.7 to Faneuil. Acquisition-related fees and expenses for the Company were not material.
As part of the application of fair value accounting for business combinations, the carrying value of inventory was increased by $17.5. The amount of the inventory fair value adjustment was expensed as additional non-cash cost of products sold as the fair-valued inventory was sold (of which $13.9 and $3.6 was expensed in 2012 and during the period from December 22 to December 31, 2011, respectively).
Also as part of the application of fair value accounting for business combinations, the carrying values of long-term debt and deferred revenues were decreased by $417.8 and $68.1, respectively. These fair value adjustments result in higher interest expense and lower revenues being recognized over the related earnings period, both of which are non-cash adjustments. These adjustments resulted in increased interest expense of $115.6 and $4.1, decreased revenues from continuing operations of $8.0 and $1.9 and decreased revenues from discontinued operations of $42.8 and $2.0 in 2012 and during the period from December

Harland Clarke Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
(dollars in millions)

22 to December 31, 2011, respectively. The Company also wrote-off $34.2 of the non-cash fair value adjustment to long-term debt in the third quarter of 2012 as a result of refinancing transactions (see Note 11).
Pro Forma Financial Information
The unaudited financial information in the table below summarizes the results of continuing operations of the Company, on a pro forma basis, as though the acquisition had occurred as of the beginning of the year presented. The unaudited pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if this transaction had taken place at the beginning of the year presented, nor does it purport to represent results of operations for future periods.

Unaudited Pro Forma
Year ended December 31, 2011
Net revenues	$1,313.0
Operating income	92.3
Net loss from continuing operations	(101.5)
Depreciation and amortization (excluding amortization of deferred financing fees)	130.4
In the pro forma information above, the results prior to the acquisition were adjusted to include the pro forma effect of: the adjustment of amortization of intangible assets and depreciation of fixed assets based on the acquisition accounting allocations; the adjustment of interest expense reflecting the amortization of fair value adjustments of Harland Clarke Holdings' outstanding long-term debt; the non-recurring fair value adjustments to contract acquisition payments and commitments, deferred revenues, inventory and other deferred expenses; and to reflect the impact of income taxes with respect to the pro forma adjustments, utilizing an estimated effective tax rate of 39.0%.
Acquisition of GlobalScholar
On January 3, 2011, Scantron Corporation ("Scantron"), a wholly owned subsidiary of the Company, purchased all of the outstanding capital stock or membership interests of KUE Digital Inc., KUED Sub I LLC and KUED Sub II LLC (collectively "GlobalScholar"). GlobalScholar's instructional management platform supports all aspects of managing education at K-12 schools, including student information systems; performance-based scheduler; gradebook; learning management system; longitudinal data collection, analysis and reporting; teacher development and performance tracking; and online communication and tutoring portals. GlobalScholar's instructional management platform complements Scantron's testing and assessment, response to intervention, student achievement management and special education software solutions thereby expanding Scantron's web-based education solutions. The acquisition-date purchase price was $134.9 in cash, net of cash acquired and after giving effect to working capital adjustments. In addition, the Company recorded the fair value of contingent consideration of $18.5, as described below, which resulted in total estimated consideration of $153.4 as of the acquisition date. Contingent consideration would have been payable in 2012 upon achievement of certain revenue targets of GlobalScholar during calendar year 2011, which targets were not met as discussed below. The transaction was accounted for as a business combination and GlobalScholar's results of operations have been included in the Company's operations since the date of its acquisition.
The allocation of purchase price resulted in identified intangible assets of $92.3 and goodwill of $93.1. During 2011, the Company recorded additional deferred tax assets of $2.9 in accordance with applicable accounting guidance with a corresponding decrease in goodwill. The goodwill arises because the total consideration for GlobalScholar, which reflects its future earnings and cash flow potential, exceeds the fair value of the net assets acquired. The goodwill resulting from the acquisition was assigned to the Scantron segment. Of the goodwill recognized, $5.6 is deductible for income tax purposes. The Company financed the GlobalScholar acquisition and related fees and expenses with Harland Clarke Holdings' cash on hand. The Company has recognized $1.6 of acquisition related costs for this acquisition, of which $0.2 was expensed and included in selling, general and administrative expenses in the consolidated statements of operations in 2011, with the remainder having been expensed and included in selling, general and administrative expenses in the fourth quarter of 2010.
The contingent consideration arrangement provided for cash payments of up to an aggregate maximum of $20.0, based on the achievement of certain revenue targets of GlobalScholar measured during the calendar year 2011. The acquisition-date fair value of the contingent consideration arrangement of $18.5 was estimated utilizing a discounted cash flow analysis with significant inputs that were not observable in the market (Level 3 inputs). Key assumptions included a projection of certain GlobalScholar revenues for the measurement period. The application of fair value accounting for the contingent consideration

Harland Clarke Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
(dollars in millions)

arrangement required recurring remeasurement for changes in key assumptions (see Note 13). No amount was paid in 2012 because the revenue targets were not met.
The application of acquisition accounting decreased acquired deferred revenues by $14.9 to $11.6 due to a fair value adjustment. This non-cash fair value adjustment resulted in lower revenue being recognized over the related earnings period (of which $5.2 was reflected as a reduction of revenues for continuing operations for the period January 1, 2011 to December 21, 2011).
The fair value of financial assets acquired was not significant. The pro forma effects for the GlobalScholar acquisition on the consolidated results of operations were not material.
Acquisition of Parsam
On December 6, 2010, Harland Financial Solutions, Inc. ("HFS"), a wholly owned subsidiary of the Company, acquired all of the outstanding membership interests of Parsam Technologies, LLC and the equity of SRC Software Private Limited (collectively "Parsam"). Parsam's solutions allow financial institutions to provide services online, in branches and at call centers, from new account opening and funding to account-to-account money transfers, person-to-person payments, account and adviser-client relationship management, and bill presentment and payment. HFS has integrated Parsam's solutions into its existing solution offerings. The acquisition-date purchase price was $32.8 in cash, net of cash acquired and after giving effect to working capital adjustments. In addition, the Company recorded the fair value of contingent consideration of $1.2, as described below, which resulted in total estimated consideration of $34.0 as of the acquisition date. Contingent consideration would be payable upon achievement of certain revenue targets of Parsam during calendar years 2011 and 2012. The transaction was accounted for as a business combination and Parsam's results of operations have been included in the Company's operations since the date of its acquisition.
The contingent consideration arrangement provided for cash payments of up to an aggregate maximum of $25.0, which would have been payable upon the achievement of certain future revenue targets of Parsam measured during calendar years 2011 and 2012. The acquisition-date fair value of the contingent consideration arrangement was estimated utilizing a discounted cash flow analysis with significant inputs that were not observable in the market (Level 3 inputs). Key assumptions included a projection of certain Parsam revenues for the measurement periods. During the first quarter of 2011, the Company identified a $1.6 decrease in the initial estimate of acquisition-date fair value of contingent consideration with a corresponding $1.6 decrease in goodwill. The application of fair value accounting for the contingent consideration arrangement required recurring remeasurement for changes in key assumptions (see Note 13). No amounts will be paid because the revenue targets were not met.
The allocation of purchase price resulted in identified intangible assets of $7.8 and goodwill of $26.2. The goodwill arises because the total consideration for Parsam, which reflects its future earnings and cash flow potential, exceeds the fair value of the net assets acquired. The goodwill resulting from the acquisition was assigned to discontinued operations associated with the former Harland Financial Solutions segment. Of the goodwill recognized, $23.1 is expected to be deductible for income tax purposes. The Company financed the Parsam acquisition and related fees and expenses with Harland Clarke Holdings' cash on hand. Acquisition-related fees and expenses were not material.
The application of acquisition accounting decreased acquired deferred revenues by $1.6 to $0.4 due to a fair value adjustment. This non-cash fair value adjustment resulted in lower revenues being recognized over the related earnings period (of which $1.0 was reflected as a reduction of revenues for discontinued operations for the period January 1 to December 21, 2011). The reduction of revenues resulting from this acquisition accounting fair value adjustment was negligible for the period December 7, 2010 to December 31, 2010.
The fair value of financial assets acquired was not significant. The pro forma effects for the Parsam acquisition on the consolidated results of operations were not material.

Harland Clarke Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
(dollars in millions)

Acquisition of Spectrum K12
On July 21, 2010, Scantron acquired 100% of the equity of Spectrum K12 School Solutions, Inc. ("Spectrum K12"). Spectrum K12 develops, markets and sells student achievement management, response to intervention and special education software solutions. Spectrum K12's software solutions complement Scantron's software solutions for educational assessments, content and data management. The acquisition-date purchase price was $28.6 in cash, net of cash acquired and after giving effect to working capital adjustments. In addition, the Company recorded the fair value of contingent consideration of $4.0, as described below, which resulted in total estimated consideration of $32.7 as of the acquisition date. The transaction was accounted for as a business combination and Spectrum K12's results of operations have been included in the Company's operations since the date of its acquisition.
The allocation of purchase price resulted in identified intangible assets of $6.6 and goodwill of $25.2. During 2011, the Company recorded additional deferred tax assets of $1.4 in accordance with current accounting guidance with a corresponding decrease in goodwill. The goodwill arises because the total consideration for Spectrum K12, which reflects its future earnings and cash flow potential, exceeds the fair value of the net assets acquired. The goodwill resulting from the acquisition was assigned to the Scantron segment. Of the goodwill recognized, $1.5 is expected to be deductible for income tax purposes. The Company financed the Spectrum K12 acquisition and related fees and expenses with cash on hand. Acquisition-related fees and expenses were not material.
The contingent consideration arrangement provided for cash payments of up to an aggregate maximum of $20.0, which would have been payable upon the achievement of certain future revenue targets of Spectrum K12 measured during the twelve-month periods ended June 30, 2011 and 2012. Certain of the contingent consideration payments would have been payable under the terms of the acquisition to eligible employees who remained employed by Spectrum K12 during the twelve-month periods ended June 30, 2011 and 2012. These contingent consideration payments of up to an aggregate of $5.0 to eligible employees were considered incentive compensation and recorded as compensation expense as earned. The acquisition-date fair value of the contingent consideration arrangement of $4.9, of which $0.9 was considered to be incentive compensation, was estimated utilizing a discounted cash flow analysis with significant inputs that are not observable in the market (Level 3 inputs). Key assumptions included a projection of Spectrum K12 revenues for the measurement periods. The application of fair value accounting for the contingent consideration arrangement requires recurring remeasurement for changes in key assumptions (see Note 13). No amount was paid because the revenue targets were not met.
The application of acquisition accounting decreased acquired deferred revenues by $10.5 to $5.0 due to a fair value adjustment. This non-cash fair value adjustment resulted in lower revenues being recognized over the related earnings period (of which $3.6 and $1.8 was reflected as a reduction of revenues for continuing operations for the period January 1 to December 21, 2011 and the year ended December 31, 2010, respectively).
The fair value of financial assets acquired was not significant. The pro forma effects for the Spectrum K12 acquisition on the consolidated results of operations were not material.

4.  Inventories
Inventories consist of the following:

	December 31, 2012	December 31, 2011
Finished goods	$7.7	$12.4
Work-in-process	8.2	17.9
Raw materials	13.1	12.9
	$29.0	$43.2
See Note 3 - MacAndrews Acquisition of M & F Worldwide for a discussion of the effect of the application of fair value accounting for business combinations on the carrying value of inventories at December 31, 2011.

Harland Clarke Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements
(dollars in millions)

5.  Property, Plant and Equipment
Property, plant and equipment consists of the following:

	December 31, 2012	December 31, 2011
Machinery and equipment	$92.3	$67.0
Computer software and hardware	91.0	60.2
Leasehold improvements	22.2	18.1
Buildings and improvements	29.1	29.0
Furniture, fixtures and transportation equipment	9.1	7.9
Land	8.2	8.3
Construction-in-progress	17.6	26.2
	269.5	216.7
Accumulated depreciation	(79.5)	(6.0)
	$190.0	$210.7
Depreciation expense was $75.9, $1.9, $40.9, and $48.9 for fiscal year 2012, the period December 22 to December 31, 2011, the period January 1 to December 21, 2011, and fiscal year 2010, respectively, and includes the depreciation of the Company's capital leases. These amounts include depreciation expense for discontinued operations of $9.1, $0.1, $4.5 and $5.1 for fiscal year 2012, the period December 22 to December 31, 2011, the period January 1 to December 21, 2011 and fiscal year 2010, respectively. See Notes 1 and 3 for a discussion of the effect on depreciation expense of the revaluation of the Company's assets as a result of the MacAndrews Acquisition. Capitalized lease equipment was $4.6 and $4.6 at December 31, 2012 and 2011, respectively, and the related accumulated depreciation was $1.9 and $1.1 at December 31, 2012 and 2011, respectively.
During 2012, the Company recorded non-cash impairment charges of $0.8 for the Faneuil segment related to abandoned leasehold improvements resulting from the loss of a client, $0.6 for the Harland Clarke segment related to assets that were determined to have limited future use. During the 2011 Predecessor period, non-cash impairment charges of $0.5 were recorded for the Harland Clarke segment related to assets that were determined to have limited future use. During 2010, non-cash impairment charges of $2.8 were recorded for the Harland Clarke segment primarily related to the abandonment of a development project and restructuring-related impairments of property, plant and equipment. These impairment charges are included in asset impairment charges in the accompanying consolidated statements of operations.
Construction-in-progress mainly consists of investments in Harland Clarke's information technology infrastructure, contact centers, production bindery and delivery systems.

6. Assets Held For Sale
At December 31, 2012, assets held for sale consist of the following Harland Clarke segment facilities:

Location	Former Use	Year Closed
Atlanta, GA	Operations Support	2008
Atlanta, GA	Printing	2008
Atlanta, GA	Information Technology	2010
During 2010, the Company closed its information technology facility in Atlanta, GA and relocated those operations into an existing facility. The other listed Atlanta facilities were closed as part of the Company's plan to exit duplicative facilities related to an acquisition. Subsequent to the classification of the Atlanta facilities as assets held for sale, there have been significant changes in the real estate market. Non-cash impairment charges of $0.2, $0.1 and $0.9 were recorded in 2012, the Predecessor period in 2011 and 2010, respectively, to adjust the carrying values of the print facility and information technology facility to reflect an updated estimate of the fair values less costs to sell. These impairment charges are included in asset impairment charges in the accompanying consolidated statements of operations. The Company has made appropriate changes to its marketing plan and believes these facilities will be sold within 12 months. In June 2010, the Company sold its Greensboro

Harland Clarke Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
(dollars in millions)

facility, which was closed in 2009, for $1.3 and realized a gain of $0.3, which is included in restructuring costs in the accompanying consolidated statements of operations.
Assets held for sale are included in prepaid expenses and other current assets on the accompanying consolidated balance sheets and consist of the following:

	December 31, 2012	December 31, 2011
Land	$1.0	$1.0
Buildings and improvements	2.1	2.3
	$3.1	$3.3

7. Goodwill and Other Intangible Assets
The change in carrying amount of goodwill by business segment including discontinued operations associated with the Company's former Harland Financial Solutions segment for the years ended December 31, 2012, 2011 and 2010 is as follows:

	Harland Clarke	Harland Financial Solutions	Scantron	Faneuil	Total
Predecessor
Balance at December 31, 2010	$785.2	$452.2	$228.4	$61.0	$1,526.8
2010 acquisitions	—	(1.4)	(1.4)	—	(2.8)
2011 acquisition	—	—	90.2	—	90.2
Impairment	—	—	(102.2)	—	(102.2)
Effect of exchange rate changes	—	(0.2)	—	—	(0.2)
Balance at December 21, 2011	785.2	450.6	215.0	61.0	$1,511.8
Successor
Change in ownership	(785.2)	(450.6)	(215.0)	(61.0)	(1,511.8)
MacAndrews Acquisition	415.0	281.8	40.1	8.7	745.6
Faneuil balance at date of common control	—	—	—	13.0	13.0
Balance at December 31, 2011	415.0	281.8	40.1	21.7	758.6
MacAndrews Acquisition	2.0	0.8	—	—	2.8
Effect of exchange rate changes	—	0.1	0.1	—	0.2
Balance at December 31, 2012	$417.0	$282.7	$40.2	$21.7	$761.6

Harland Clarke Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
(dollars in millions)

Useful lives, gross carrying amounts and accumulated amortization for other intangible assets are as follows:

		Gross Carrying Amount		Accumulated Amortization		Net Carrying Amount
		December 31,		December 31,		December 31,
	Useful Life (in years)	2012	2011	2012	2011	2012	2011
Amortized intangible assets:
Customer relationships	3 - 19	$1,528.0	$1,528.0	$132.7	$12.3	$1,395.3	$1,515.7
Trademarks and tradenames	15 - 25	101.4	101.4	5.3	0.1	96.1	101.3
Software	3 - 9	56.5	42.2	13.1	1.0	43.4	41.2
		1,685.9	1,671.6	151.1	13.4	1,534.8	1,658.2
Indefinite-lived intangible assets:
Tradename		0.8	0.8	—	—	0.8	0.8
Total other intangible assets		$1,686.7	$1,672.4	$151.1	$13.4	$1,535.6	$1,659.0
Amortization expense was $137.7, $4.1, $117.5 and $109.0 for fiscal year 2012, the period December 22 to December 31, 2011, the period January 1 to December 21, 2011, and fiscal year 2010, respectively. These amounts include amortization expense for discontinued operations of $29.3, $0.9, $21.6 and $23.4 for fiscal year 2012, the period December 22 to December 31, 2011, the period January 1 to December 21, 2011, and fiscal year 2010, respectively. See Note 1 for a discussion of the effect on amortization expense of the revaluation of the Company's assets as a result of the MacAndrews Acquisition. Amortization expense includes amortization of software of $12.1, $0.4, $9.0 and $9.1 for fiscal year 2012, the period December 22 to December 31, 2011, the period January 1 to December 21, 2011, and fiscal year 2010, respectively. These amounts include amortization of software for discontinued operations of $10.7, $0.3, $7.1 and $8.2 for fiscal year 2012, the period December 22 to December 31, 2011, the period January 1 to December 21, 2011, and fiscal year 2010, respectively.
Estimated aggregate amortization expense for intangible assets through December 31, 2017 is as follows:

Year ending December 31, 2013	$128.9
Year ending December 31, 2014	120.8
Year ending December 31, 2015	112.7
Year ending December 31, 2016	101.5
Year ending December 31, 2017	97.0
During 2012, the Company recorded a non-cash impairment charge of $0.1 for the former Harland Financial Solutions segment related to software that was determined to have limited future use. The impairment charge was included in discontinued operations in the accompanying consolidated statements of operations.
As a result of the 2011 step one annual impairment test for goodwill, the Company determined the estimated fair value of the Scantron reporting unit was less than its carrying value primarily due to declines in projected revenues and margins and a higher discount rate. This required the Company to perform the second step of the test and hypothetically allocate the estimated fair value to Scantron's assets and liabilities with the unallocated fair value representing the implied fair value of Scantron's goodwill. As a result of this analysis, a non-cash impairment charge of $102.2 was recorded for the Scantron segment in the fourth quarter of 2011 based on the implied fair value of Scantron's goodwill being less than its carrying value. The Company also performed the 2011 annual impairment test for indefinite-lived tradenames and determined the estimated fair value of the Scantron tradename was less than its carrying value primarily due to declines in projected revenues and margins and a higher discount rate. As a result of this impairment and changes in Scantron's branding strategy, the useful life of the Scantron tradename was reassessed and determined to no longer be indefinite. The Company determined the estimated economic life for the Scantron tradename is 15 years. A non-cash impairment charge of $4.2 was recorded for the Scantron segment in the fourth quarter of 2011 based on the estimated fair value of the Scantron tradename being less than its carrying value and the reclassification of the useful life from an indefinite life to an estimated economic life of 15 years. In addition to the impairment charges resulting from the annual impairment tests, the Company recorded non-cash impairment charges of $2.7 and $1.9 during 2011 for the Faneuil and Scantron segments related to software that was determined to have limited future use.

Harland Clarke Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
(dollars in millions)

All of these impairment charges were included in asset impairment charges in the accompanying consolidated statements of operations. The impairment charges did not affect consolidated cash flows, current liquidity, capital resources or covenants under existing credit facilities.

8.  Income Taxes
Information pertaining to the Company's (loss) income before income taxes and the applicable (benefit) provision for income taxes is as follows:

	Successor		Predecessor
	Year ended December 31, 2012	December 22 to December 31, 2011	January 1 to December 21, 2011	Year ended December 31, 2010

		(recasted)
(Loss) income from continuing operations before income taxes:
Domestic	$(79.0)	$(8.8)	$14.3	$133.3
Foreign	1.3	—	1.3	0.1
Total (loss) income from continuing operations before income taxes	$(77.7)	$(8.8)	$15.6	$133.4
(Benefit) provision for income taxes on continuing operations:
Current:
Federal	$59.7	$1.0	$44.7	$59.5
State and local	13.7	0.2	11.3	11.4
Foreign	0.4	—	0.5	0.1
	73.8	1.2	56.5	71.0
Deferred:
Federal	(92.5)	(4.0)	(31.4)	(20.9)
State and local	(10.0)	(0.5)	(5.5)	(2.3)
Foreign	(0.2)	—	(0.1)	—
	(102.7)	(4.5)	(37.0)	(23.2)
Total (benefit) provision for income taxes on continuing operations	$(28.9)	$(3.3)	$19.5	$47.8

Harland Clarke Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
(dollars in millions)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

	December 31, 2012	December 31, 2011
		(recasted)
Current:
Prepaid expenses	$0.4	$4.1
Inventory	0.9	(4.4)
Deferred revenues	5.4	(11.1)
Deferred gain on debt repurchase	(5.3)	—
Accelerated gain on amendment and extension of credit agreement	5.5	—
Net operating loss carryforwards	7.0	7.1
Accrued expenses and other liabilities	32.4	31.7
Net current deferred tax asset before valuation allowance	46.3	27.4
Valuation allowance	(1.2)	(1.9)
Net current deferred tax asset	45.1	25.5
Long-term:
Property, plant and equipment	(22.7)	(29.8)
Intangible assets	(557.5)	(591.4)
Net operating loss carryforwards and AMT credits	4.0	11.0
Deferred gain on debt repurchases	(20.2)	(25.4)
Accelerated gain on amendment and extension of credit agreement	19.3	—
Debt fair value adjustments	(103.0)	(161.0)
Deferred financing fees	2.9	7.1
Accrued rebates	22.3	33.8
Other	34.0	31.1
Net long-term deferred tax liability before valuation allowance	(620.9)	(724.6)
Valuation allowance	(1.8)	(1.9)
Net long-term deferred tax liability	(622.7)	(726.5)
Net deferred tax liabilities	$(577.6)	$(701.0)
At December 31, 2012, the Company had domestic federal net operating loss ("NOL") carryforwards of $21.1, which expire between 2021 and 2030. The federal NOL carryforwards relate to acquisitions and therefore are subject to annual limitations under Internal Revenue Code Section 382, which generally restricts the amount of a corporation's taxable income that can be offset by a taxpayer's NOL carryforwards in taxable years after a change in ownership has occurred.
The Company had domestic state net operating loss carryforwards totaling $1.5 (tax effected), with $0.5 expiring between 2013 and 2020 and the remainder expiring after 2020. In addition, the Company had foreign net operating loss carryforwards of $11.4 for Ireland, which have no expiration dates.
The Company has established a valuation allowance for certain federal, state and foreign net operating loss and tax credit carryforwards. Management believes that, based on a number of factors, the available objective evidence creates uncertainty regarding the utilization of these carryforwards. At December 31, 2012, there was a valuation allowance of $3.0 for such items. The valuation allowance for deferred tax assets decreased by $0.8 during 2012. The decrease in this allowance was primarily due to the utilization of NOLs during the current period for which a valuation was established.

Harland Clarke Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
(dollars in millions)

The effective tax rate varies from the current statutory federal income tax rate as follows:

	Successor		Predecessor
	Year ended December 31, 2012	December 22 to December 31, 2011	January 1 to December 21, 2011	Year ended December 31, 2010

Statutory rate	35.0%	35.0%	35.0%	35.0%
State and local taxes	3.4%	4.0%	6.7%	3.6%
Goodwill impairment	—%	—%	152.5%	—%
Contingent consideration	—%	—%	(50.9)%	—%
Domestic production activities deduction	—%	—%	(14.6)%	(2.4)%
Uncertain tax positions	0.5%	—%	(1.9)%	(0.8)%
Effect of state law change	(2.0)%	—%	—%	0.7%
Other	0.3%	(1.5)%	(1.8)%	(0.3)%
	37.2%	37.5%	125.0%	35.8%
The Company, M & F Worldwide and another subsidiary of M & F Worldwide entered into a tax sharing agreement in 2005 (the "2005 Tax Sharing Agreement") whereby M & F Worldwide files consolidated federal income tax returns that include the Company, as well as certain other subsidiaries of M & F Worldwide for periods prior to the MacAndrews Acquisition. Under the 2005 Tax Sharing Agreement, the Company made periodic payments to M & F Worldwide. These payments were based on the applicable federal income tax liability that the Company would have had for each taxable period if the Company had not been included in the M & F Worldwide consolidated group. Similar provisions apply with respect to any foreign, state or local income or franchise tax returns filed by any M & F Worldwide consolidated, combined or unitary group for each period that the Company is included in any such group for foreign, state or local tax purposes. Effective upon the closing of the MacAndrews Acquisition, the 2005 Tax Sharing Agreement was amended and restated to incorporate MacAndrews as the common parent (the "2011 Tax Sharing Agreement"). For the periods beginning on or after December 22, 2011, MacAndrews will file consolidated federal income tax returns that include the Company, as well as certain other subsidiaries of MacAndrews. The terms of the 2011 Tax Sharing Agreement are consistent with the terms of the 2005 Tax Sharing Agreement. The Company made net payments to MacAndrews of $94.6 for fiscal year 2012 and net payments to M & F Worldwide of $0.0, $70.3, and $83.5, for the period December 22 to December 31, 2011, the period January 1 to December 21, 2011, and fiscal year 2010, respectively, under the tax sharing agreements. At the end of 2012 and 2011, the Company had net receivables of $22.7 and $16.0, respectively, relating to the tax sharing agreements.
To the extent that the Company has losses for tax purposes, the 2005 Tax Sharing Agreement and the 2011 Tax Sharing Agreement permit the Company to carry those losses back to periods beginning on or after December 15, 2005, and forward for so long as the Company is included in the affiliated group of which MacAndrews is the common parent (in both cases, subject to federal, state and local rules on limitation and expiration of net operating losses) to reduce the amount of the payments the Company otherwise would be required to make to M & F Worldwide, under the 2005 Tax Sharing Agreement, or MacAndrews, under the 2011 Tax Sharing Agreement, in years in which it has current income for tax purposes. If the loss is carried back to the previous period, M & F Worldwide, under the 2005 Tax Sharing Agreement, and MacAndrews, under the 2011 Tax Sharing Agreement, shall pay the Company an amount equal to the decrease of the taxes the Company would have benefited as a result of the carry back.
In connection with the 2005 acquisition of Clarke American Corp., Honeywell International Inc. ("Honeywell") agreed to indemnify M & F Worldwide and its affiliates, including the Company, for certain income tax liabilities that arose prior to the acquisition of Clarke American and M & F Worldwide has agreed to reimburse to the Company an amount equal to 100% of any payment received (unless M & F Worldwide incurs any such liabilities directly).

Harland Clarke Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
(dollars in millions)

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Successor		Predecessor
	Year ended December 31, 2012	December 22 to December 31, 2011	January 1 to December 21, 2011	Year ended December 31, 2010

Balance at beginning of period	$10.9	$10.9	$12.0	$13.6
Additions based on tax positions related to the current year	0.8	—	—	—
Additions for tax positions for prior years	0.9	—	2.5	0.6
Reductions for tax positions for prior years	(2.4)	—	(3.6)	(2.2)
Settlements	—	—	—	—
Balance at end of period	$10.2	$10.9	$10.9	$12.0
Of the amounts reflected in the table above at December 31, 2012 and 2011, there were $5.6 and $4.8 of tax benefits that, if recognized in 2012 and 2011, respectively, would have reduced the Company's annual effective tax rate. The Company had accrued interest and penalties of approximately $5.4 and $6.7 as of December 31, 2012 and 2011, respectively. The Company records both accrued interest and penalties related to income tax matters, which is not significant, in the provision for income taxes in the accompanying consolidated statements of operations. The Company does not expect its unrecognized tax benefits to change significantly over the next 12 months.
The Company is subject to taxation in the United States and various state and foreign jurisdictions. The statute of limitations for the Company's federal and state tax returns for the tax years 2009 through 2012 generally remain open. In addition, open tax years related to foreign jurisdictions remain subject to examination but are not considered material.
In 2011, the Internal Revenue Service completed its examination of Novar USA Inc., a predecessor of Harland Clarke Holdings, for the tax year 2005 without change.

9.  Retirement Plans
The Company, through its subsidiaries, sponsors certain defined contribution benefit plans whereby it generally matches employee contributions up to 4% of base wages. Contributions to the plans for continuing operations totaled $8.3, $0.1, $9.1 and $9.5 for fiscal year 2012, the period December 22 to December 31, 2011, the period January 1 to December 21, 2011, and fiscal year 2010, respectively.
The Company has deferred compensation agreements with certain former officers. The present value of the cash benefits payable under these agreements was $6.7 and $6.9 at December 31, 2012 and 2011, respectively. Accretion expense recognized for these agreements was not significant.

10.  Other Postretirement Benefit Plans
The Company sponsors two unfunded postretirement defined benefit plans that cover certain former salaried and non-salaried employees. One plan provides healthcare benefits and the other provides life insurance benefits. The medical plan is contributory and contributions are adjusted annually based on actual claims experience. For retirees who retired prior to December 31, 2002 with twenty or more years of service at December 31, 2000, the Company contributes a portion of the cost of the medical plan. For all other retirees, the Company's intent is that the retirees provide the majority of the actual cost of the medical plan. The life insurance plan is noncontributory for those employees that retired by December 31, 2002.
During 2010, the Company amended the medical plan for benefits to be provided after December 31, 2010 for retirees who retired prior to December 31, 2002 with twenty or more years of service at December 31, 2000. As a result of these amendments, the Company remeasured its accumulated postretirement benefit obligation ("APBO") as of September 30, 2010. The remeasurement reflected a new discount rate of 5.0% and resulted in a $7.0 decrease in the APBO and the offsetting amount was recorded in other comprehensive income.
As of December 31, 2012 and 2011, the APBO was $12.3 and $11.4, respectively. The Company contributed to these plans $0.4, $0.0, $0.4 and $0.5 for fiscal year 2012, the period December 22 to December 31, 2011, the period January 1 to December 21, 2011, and fiscal year 2010, respectively. The Company expects to contribute $0.7 to these plans in 2013.

Harland Clarke Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
(dollars in millions)

The following table presents the beginning and ending balances of the APBO, the changes in the APBO, and reconciles the plans' status to the accrued postretirement healthcare and life insurance liability reflected on the accompanying consolidated balance sheets as of December 31, 2012 and 2011:

	Successor		Predecessor
	Year ended December 31, 2012	December 22 to December 31, 2011	January 1 to December 21, 2011
APBO at beginning of period	$11.4	$11.2	$10.1
Changes in APBO:
Interest cost	0.5	—	0.5
Benefits paid	(0.6)	—	(0.8)
Retiree contributions	0.2	—	0.3
Health benefits subsidy	—	—	0.1
Actuarial loss	0.8	0.2	1.0
APBO at end of period	$12.3	$11.4	$11.2

Included in accrued salaries, wages and employee benefits	$0.7	$0.6	$0.6
Included in other liabilities	11.6	10.8	10.6
APBO at end of period	$12.3	$11.4	$11.2
The following table presents the changes in the fair value of plan assets and the funded status for the periods presented:

	Successor		Predecessor
	Year ended December 31, 2012	December 22 to December 31, 2011	January 1 to December 21, 2011
Fair value of plan assets at beginning of period	$—	$—	$—
Employer contributions	0.4	—	0.4
Retiree contributions	0.2	—	0.3
Health benefits subsidy	—	—	0.1
Benefits paid	(0.6)	—	(0.8)
Fair value of plan assets at end of period	$—	$—	$—
Funded status	$(12.3)	$(11.4)	$(11.2)
As of December 31, 2012 and 2011, amounts recognized in accumulated other comprehensive income (loss), which have not yet been recognized as a component of net postretirement benefit cost, consist of:

	2012	2011
Unrecognized actuarial net loss	$1.0	$0.2

Harland Clarke Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
(dollars in millions)

Net periodic postretirement benefit costs and other changes in benefit obligations recognized in other comprehensive income for these plans were as follows:

	Successor		Predecessor
	Year ended December 31, 2012	December 22 to December 31, 2011	January 1 to December 21, 2011	Year ended December 31, 2010

Interest on accumulated postretirement benefit obligation	$0.5	$—	$0.5	$0.9
Amortization of prior service credits	—	—	(0.4)	(0.1)
Amortization of net actuarial loss	—	—	—	0.1
Net postretirement benefit cost	$0.5	$—	$0.1	$0.9
Other changes in benefit obligations recognized in other comprehensive income, before taxes:
Unrecognized actuarial net loss (gain)	$0.8	$0.2	$1.0	$(0.6)
Amortization of net actuarial loss	—	—	—	(0.1)
Prior service credits	—	—	—	(8.6)
Amortization of prior service credits	—	—	0.4	0.1
Total changes in benefit obligations recognized in other comprehensive income, before taxes	$0.8	$0.2	$1.4	$(9.2)
Weighted average discount rates used to determine benefit obligations and net periodic benefit cost were as follows:

	Successor		Predecessor
	Year ended December 31, 2012	December 22 to December 31, 2011	January 1 to December 21, 2011	Year ended December 31, 2010

Weighted average discount rates used to determine benefit obligations	3.63%	4.15%	4.30%	5.25%
Weighted average discount rates used to determine the net periodic postretirement benefit cost	4.15%	5.25%	5.25%	5.75%
The annual healthcare cost trend rates used for 2013 to determine benefit obligations at December 31, 2012 were assumed to be 8.0%. The estimated annual healthcare cost trend rates grade down gradually to 5.0% at 2019. Participant contributions are assumed to increase with healthcare cost trend rates. The benefit obligations also include the estimated impact of the provisions of the Patient Protection and Affordable Care Act that are effective as of January 1, 2013 as well as those provisions that will take effect in the future.
The healthcare cost trend rate assumptions, which are net of participant contributions, could have a significant effect on amounts reported. A change in the assumed trend rate of 1 percentage point would have the following effects:

	1 Percentage Point Increase	1 Percentage Point Decrease
Effect on total interest cost for 2012	$—	$—
Effect on postretirement benefit obligation at December 31, 2012	0.3	(0.2)

Harland Clarke Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
(dollars in millions)

The following reflects the estimated future benefit payments, net of estimated participant contributions:

2013	$0.7
2014	0.7
2015	0.7
2016	0.7
2017	0.7
2018-2022	3.4
There will not be any amortization of accumulated actuarial net loss in 2013.

11. Long-Term Debt

	December 31, 2012	December 31, 2011
$1,900.0 Senior Secured Credit Facilities:
Extended Term Loans due 2017	$677.4	$—
Non-Extended Term Loans due 2014	728.6	1,719.0
Total $1,900.0 Senior Secured Credit Facilities	1,406.0	1,719.0
9.75% Senior Secured Notes due 2018	235.0	—
Senior Floating Rate Notes due 2015	204.3	204.3
9.50% Senior Fixed Rate Notes due 2015	271.3	271.3
Faneuil Revolving Credit Facility	—	25.6
Capital lease obligations	3.1	4.5
Unamortized original issue discount and acquisition accounting-related fair value discount	(271.9)	(412.7)
	1,847.8	1,812.0
Less: current maturities	(78.5)	(45.1)
Long-term debt, net of current maturities	$1,769.3	$1,766.9
$1,900.0 Senior Secured Credit Facilities
Extended Term Loans
On July 24, 2012, an amendment (the "Amendment") entered into on May 10, 2012 by the Company to its credit agreement dated as of April 4, 2007 (the "Credit Agreement") became effective, thereby extending the maturity of $973.0 of term loans under the Credit Agreement (the "Extended Term Loans") from June 2014 to June 2017 (subject to a springing maturity 90 days prior to the maturity date of the Company's 2015 Senior Notes (as defined hereinafter) if such notes have not been repaid, extended or refinanced). The effectiveness of the Amendment was conditioned on, among other customary conditions, the repayment of $280.2 of the Extended Term Loans, which repayment was made with net proceeds from the issuance of the 2018 Senior Secured Notes (as defined hereinafter) and cash on hand. After giving effect to such repayment and the effectiveness of the Amendment, there were $692.8 of Extended Term Loans outstanding and $729.0 of non-extended term loans (the "Non-Extended Term Loans") outstanding. The Company is required to repay the Extended Term Loans in equal quarterly installments in aggregate annual amounts equal to 10% of the original extended amount after giving effect to the $280.2 prepayment thereof required as a condition precedent to the effectiveness of the Amendment. The Amendment also includes several covenants in addition to those covenants in the Credit Agreement. The weighted average interest rate on the principal amount of Extended Term Loans outstanding was 5.5% at December 31, 2012.
The Extended Term Loans bear, at the Company's option, interest at:

•	A rate per annum equal to the higher of (a) the prime rate of Credit Suisse and (b) the Federal Funds rate plus 0.50%, in each case plus an applicable margin of 4.25% per annum; or
•A rate per annum equal to a reserve-adjusted LIBOR rate, plus an applicable margin of 5.25% per annum.

Harland Clarke Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
(dollars in millions)

Non-Extended Term Loans
On April 4, 2007, the Company and substantially all of its subsidiaries as co-borrowers entered into the Credit Agreement. The Credit Agreement provides for a $1,800.0 senior secured term loan (the "Term Loan"), which was fully drawn at closing on May 1, 2007 and matures on June 30, 2014 with respect to the Non-Extended Term Loans. The Company is required to repay the Non-Extended Term Loans in equal quarterly installments in aggregate annual amounts equal to 1% of the original principal amount multiplied by the ratio of Non-Extended Term Loans outstanding on the effective date of the Amendment to the total Non-Extended Term Loans and Extended Term Loans outstanding on the effective date of the Amendment prior to giving effect to the prepayment required as a condition precedent to the effectiveness of the Amendment. In addition, the Credit Agreement requires that a portion of the Company's excess cash flow be applied to prepay amounts borrowed, as further described below. The Credit Agreement also provides for a $100.0 revolving credit facility (the "Revolver") that matures on June 28, 2013. The Revolver includes an up to $60.0 subfacility in the form of letters of credit and an up to $30.0 subfacility in the form of short-term swing line loans. The weighted average interest rate on the principal amount of Non-Extended Term Loans outstanding was 2.7% at December 31, 2012. As of December 31, 2012, there were no outstanding borrowings under the Revolver and there was $92.2 available for borrowing (giving effect to the issuance of $7.8 of letters of credit). The Revolver was terminated on February 20, 2013 upon the execution of a new revolving credit facility. See Note 20 for a discussion of the new revolving credit facility.
Under certain circumstances, the Company is permitted to incur additional term loan and/or revolving credit facility indebtedness in an aggregate principal amount of up to $250.0. In addition, the terms of the Credit Agreement, the 2015 Senior Notes (as defined hereinafter), and the 2018 Senior Secured Notes (as defined hereinafter) allow the Company to incur substantial additional debt.
The Non-Extended Term Loans bear, at the Company's option, interest at:

•
A rate per annum equal to the higher of (a) the prime rate of Credit Suisse and (b) the Federal Funds rate plus 0.50%, in each case plus an applicable margin of 1.50% per annum for revolving loans and for term loans; or

•	A rate per annum equal to a reserve-adjusted LIBOR rate, plus an applicable margin of 2.50% per annum for revolving loans and for term loans.
The Credit Agreement has a commitment fee of 0.50% for the unused portion of the Revolver and a weighted average commitment fee of 2.51% for issued letters of credit. Interest rate margins and commitment fees under the Revolver are subject to reduction in increments based upon the Company achieving certain consolidated leverage ratios.
The Company and each of its existing and future domestic subsidiaries, other than unrestricted subsidiaries, certain immaterial subsidiaries, subsidiaries that do not guarantee other debt of the Company and subject to certain other exceptions, are guarantors and may also be co-borrowers under the Credit Agreement. In addition, the Company's direct parent, CA Acquisition Holdings, Inc., is a guarantor under the Credit Agreement. The senior secured credit facilities are secured by a perfected first priority security interest in substantially all of the Company's, each of the co-borrowers' and the guarantors' tangible and intangible assets and equity interests (other than voting stock in excess of 65.0% of the outstanding voting stock of each direct foreign subsidiary and certain other excluded property).
The Credit Agreement contains customary affirmative and negative covenants including, among other things, restrictions on indebtedness, liens, mergers and consolidations, sales of assets, loans, acquisitions, restricted payments, transactions with affiliates, dividends and other payment restrictions affecting subsidiaries and sale-leaseback transactions. The Credit Agreement requires the Company to maintain a maximum consolidated leverage ratio solely for the benefit of lenders under the Revolver. The Company has the right to prepay the term loans at any time without premium or penalty, subject to certain breakage costs, and the Company may also reduce any unutilized portion of the Revolver at any time, in minimum principal amounts set forth in the Credit Agreement. The Company is required to prepay the term loans with 50% of excess cash flow (as defined in the Credit Agreement, with certain reductions set forth in the Credit Agreement, based on achievement and maintenance of leverage ratios) and 100% of the net proceeds of certain issuances, offerings or placements of debt obligations of the Company or any of its subsidiaries (other than permitted debt). Each such prepayment will be applied first to the next eight unpaid quarterly amortization installments on the term loans and second to the remaining amortization installments on the term loans on a pro rata basis. No such excess cash flow payment is required in 2013 with respect to 2012. Excess cash flow payments of $12.5 and $3.5 were paid in March 2012 and 2011, respectively, for 2011 and 2010, respectively. No such excess cash flow payments were required in 2010 and 2009. Under the terms of the Credit Agreement such excess cash flow payments were applied against other mandatory payments due in the same year of the excess cash flow payment.

Harland Clarke Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
(dollars in millions)

The Credit Agreement also contains certain customary affirmative covenants and events of default. Such events of default include, but are not limited to: non-payment of amounts when due; violation of covenants; material inaccuracy of representations and warranties; cross default and cross acceleration with respect to other material debt; bankruptcy and other insolvency events; certain ERISA events; invalidity of guarantees or security documents; and material judgments. Some of these events of default allow for grace periods.
If a change of control (as defined in the Credit Agreement) occurs, the Company will be required to make an offer to prepay all outstanding term loans under the Credit Agreement at 101% of the outstanding principal amount thereof plus accrued and unpaid interest, and lenders holding a majority of the revolving credit commitments may elect to terminate the revolving credit commitments in full. The Company is also required to offer to prepay outstanding term loans at 100% of the principal amount to be prepaid, plus accrued and unpaid interest, with the proceeds of certain asset sales under certain circumstances.
Senior Notes due 2015
On May 1, 2007, the Company issued $305.0 aggregate principal amount of Senior Floating Rate Notes due 2015 (the "Floating Rate Notes") and $310.0 aggregate principal amount of 9.50% Senior Fixed Rate Notes due 2015 (the "Fixed Rate Notes" and, together with the Floating Rate Notes, the "2015 Senior Notes"). The 2015 Senior Notes mature on May 15, 2015. The Fixed Rate Notes bear interest at a rate per annum of 9.50%, payable on May 15 and November 15 of each year. The Floating Rate Notes bear interest at a rate per annum equal to the Applicable LIBOR Rate (as defined in the indenture governing the 2015 Senior Notes (the "2015 Senior Notes Indenture")), subject to a floor of 1.25%, plus 4.75%, payable on February 15, May 15, August 15 and November 15 of each year. The interest rate on the Floating Rate Notes was 6.0% at December 31, 2012. The Senior Notes are unsecured and are therefore effectively subordinated to all of the Company's senior secured indebtedness, including outstanding borrowings under the Credit Agreement and the 2018 Senior Secured Notes. The Company and each of its existing subsidiaries, other than unrestricted subsidiaries and certain immaterial subsidiaries and certain other exceptions, are guarantors and may also be co-issuers under the 2015 Senior Notes.
The 2015 Senior Notes Indenture contains customary restrictive covenants, including, among other things, restrictions on the Company's ability to incur additional debt, pay dividends and make distributions, make certain investments, repurchase stock, incur liens, enter into transactions with affiliates, enter into sale and lease back transactions, merge or consolidate and transfer or sell assets. The Company must offer to repurchase all of the 2015 Senior Notes upon the occurrence of a "change of control," as defined in the 2015 Senior Notes Indenture, at a purchase price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest. The Company must also offer to repurchase the 2015 Senior Notes with the proceeds from certain sales of assets, if it does not apply those proceeds within a specified time period after the sale, at a purchase price equal to 100% of their aggregate principal amount, plus accrued and unpaid interest.
9.75% Senior Secured Notes due 2018
On July 24, 2012, the Company and Harland Clarke Corp., Harland Financial Solutions, Inc., Scantron Corporation and Checks in the Mail, Inc. (together, the "Co-Issuers") completed an offering of $235.0 aggregate principal amount of 9.75% Senior Secured Notes due 2018 (the "2018 Senior Secured Notes"). The Company used the net proceeds from the offering, together with cash on hand, to repay $280.2 aggregate principal amount of outstanding Extended Term Loans under its Credit Agreement.
The 2018 Senior Secured Notes were issued pursuant to an indenture, dated as of July 24, 2012 (the "2018 Senior Secured Notes Indenture"), among the Company, the Co-Issuers, certain of the Company's domestic subsidiaries that guarantee the 2018 Senior Secured Notes (the "Guarantors") and Wells Fargo Bank, National Association, as trustee and collateral agent (the "Trustee"). The Guarantors have guaranteed (the "Guarantees") the Company's and Co-Issuers' obligations under the 2018 Senior Secured Notes and the 2018 Senior Secured Notes Indenture on a senior secured basis. The 2018 Senior Secured Notes and the Guarantees are secured pursuant to a Security Agreement, dated as of July 24, 2012, by and among the Company, the Co-Issuers, the Guarantors and Wells Fargo Bank, National Association, as collateral trustee (the "Collateral Trustee") and a Collateral Trust Agreement, dated as of July 24, 2012, by and among the Company, certain subsidiaries of Harland Clarke Holdings Corp. named therein, Credit Suisse AG, Cayman Islands branch, as credit agreement collateral agent, and Wells Fargo Bank, National Association, as trustee and as collateral trustee.
The 2018 Senior Secured Notes will mature on August 1, 2018. The Company will pay interest on the 2018 Senior Secured Notes at 9.75% per annum, semiannually in arrears on each of February 1 and August 1 to holders of record at the close of business on the immediately preceding January 15 and July 15 of each year, commencing on February 1, 2013.

Harland Clarke Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
(dollars in millions)

The 2018 Senior Secured Notes are senior secured obligations of the Company and the Co-Issuers and the Guarantees are senior secured obligations of the Guarantors. The 2018 Senior Secured Notes and the Guarantees rank as follows: (i) secured on a first-priority basis, equally and ratably with all obligations of the Company, the Co-Issuers and the Guarantors that are secured by pari passu liens on the collateral, including their existing senior secured credit facilities; (ii) effectively junior to all of the Company's, Co-Issuers' and the Guarantors' obligations under any future asset-based revolving credit facility to the extent of the value of the current asset collateral held by the Company, the Co-Issuers and the Guarantors; (iii) structurally subordinated to any existing and future indebtedness and other liabilities of any existing and future subsidiaries of the Company that are not Guarantors; (iv) pari passu in right of payment with all of the existing and future senior indebtedness of the Company, the Co-Issuers and the Guarantors and effectively senior to the extent of the value of the collateral to any future unsecured indebtedness of the Company, the Co-Issuers and the Guarantors that is secured by liens on the collateral that are junior to the liens securing the Senior Secured Notes and the Guarantees or that is unsecured; and (v) senior in right of payment to any existing and future subordinated indebtedness of the Company, the Co-Issuers and the Guarantors.
The 2018 Senior Secured Notes and the Guarantees are secured on a first-priority basis, equally and ratably with the indebtedness under the Credit Agreement, by substantially all of the Company's, the Co-Issuers' and the Guarantors' assets, subject to certain exceptions and permitted liens.
Beginning with the fiscal year of the Company ending December 31, 2013, if the Company's secured leverage ratio exceeds 3.25 for 2013 and 3.00 for 2014 and after, the Company will be required to offer to purchase an amount of the 2018 Senior Secured Notes equal to the greater of (1) $15.0 and (2) 50% of its excess cash flow for the applicable period, less any voluntary prepayments of 2018 Senior Secured Notes or credit facility indebtedness and certain mandatory prepayments made during the applicable period and subject to certain other exceptions, at a purchase price equal to 100% of the principal amount of the 2018 Senior Secured Notes, plus accrued and unpaid interest and additional interest. Upon the occurrence of a change of control or if the Company sells certain assets, the Company may be required to make an offer to purchase the 2018 Senior Secured Notes at certain specified prices.
The 2018 Senior Secured Notes Indenture contains covenants that, among other things, limit the Company's, the Co-Issuers' and the Guarantors' ability to (i) incur or guarantee additional indebtedness or issue preferred stock; (ii) grant liens on assets; (iii) pay dividends or make distributions to stockholders; (iv) repurchase or redeem capital stock or subordinated indebtedness; (v) make investments or acquisitions; (vi) enter into sale/leaseback transactions; (vii) incur restrictions on the ability of the Company's subsidiaries to pay dividends or to make other payments to the Company; (viii) enter into transactions with the Company's affiliates; (ix) merge or consolidate with other companies or transfer all or substantially all assets; and (x) transfer or sell assets. These covenants are subject to important exceptions and qualifications. The 2018 Senior Secured Notes Indenture contains affirmative covenants and events of default that are customary for indentures governing high-yield debt securities.
Faneuil Revolving Credit Facilities
Faneuil had a $35.5 revolving credit facility (the "Revolving Credit Agreement"), which was to mature on June 1, 2012 and was paid in full on January 25, 2012. At December 31, 2011, Faneuil had $25.6 drawn under the Revolving Credit Agreement. The Revolving Credit Agreement allowed Faneuil to choose from two different interest rate options. The first option was LIBOR plus 2.5% per annum and the second option was Prime Rate minus 1.25%. The effective interest rate on the Revolving Credit Agreement at December 31, 2011 was 3.25%.
The Revolving Credit Agreement contained certain covenants and restrictions including covenants and restrictions related to change of control, mergers, dissolution, accounting methodology, indebtedness, dividends and distributions. The Revolving Credit Agreement was collateralized by substantially all of the assets of Faneuil, and was secured by a pledge of the shares of Faneuil's parent.
On January 25, 2012, Faneuil entered into a new $25.0, two-year, revolving credit agreement with MacAndrews & Forbes Group LLC, which is an indirect wholly owned subsidiary of MacAndrews. This revolver was drawn in full on January 25, 2012 and the proceeds, along with cash on hand, were used to pay in full the outstanding balance of $25.6 plus all accrued interest under the Revolving Credit Agreement. Faneuil terminated the Revolving Credit Agreement and it is no longer available for borrowing.
On March 19, 2012, in connection with the Faneuil Acquisition, Faneuil's $25.0 revolving credit facility with MacAndrews & Forbes Group LLC was extinguished and Faneuil no longer has any loans outstanding.

Harland Clarke Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
(dollars in millions)

Loss on Early Extinguishment of Debt
In connection with the repayment of $280.2 of the Extended Term Loans in the third quarter of 2012, the Company recorded a loss on early extinguishment of debt of $34.2 resulting from the write-off of unamortized acquisition accounting-related fair value discount, which was attributable to the MacAndrews Acquisition (see Note 3).
During 2011, the Company extinguished debt with a total principal amount of $2.5 with a carrying value of $1.6, after acquisition accounting related fair value adjustments, by purchasing 2015 Senior Notes in an individually negotiated transaction for a purchase price of $1.7, resulting in a loss of $0.1.
Capital Lease Obligations
The Company has outstanding capital lease obligations with principal balances totaling $3.1 and $4.5 at December 31, 2012 and December 31, 2011, respectively. These obligations have imputed interest rates ranging from 0.0% to 9.6% and have required payments of $1.5 in 2013, $1.3 in 2014, $0.2 in 2015 and $0.1 in 2016.
Annual Maturities
Annual maturities of long-term debt (excluding capital lease obligations) during the next five years are as follows:

2013	$77.0
2014	790.1
2015	544.9
2016	69.3
2017	400.3

12. Derivative Financial Instruments
Interest Rate Hedges
The Company uses hedge transactions, which are accounted for as cash flow hedges, to limit the Company's risk on a portion of its variable-rate debt.
During June 2009, the Company entered into an interest rate derivative transaction in the form of a three-year interest rate swap with a notional amount of $350.0, which became effective on June 30, 2009 and expired on June 30, 2012. This hedge swapped the underlying variable rate for a fixed rate of 2.353%. During September 2009, the Company entered into an additional interest rate derivative transaction in the form of a three-year interest rate swap with a notional amount of $250.0, which became effective on September 30, 2009 and expired on September 30, 2012. This hedge swapped the underlying variable rate for a fixed rate of 2.140%.
During June 2010, the Company entered into an interest rate derivative transaction in the form of a three-year interest rate swap with a notional amount of $255.0, which became effective on June 30, 2010. This hedge swaps the underlying variable rate for a fixed rate of 1.264%.
The following presents the fair values of these derivative instruments and the classification in the consolidated balance sheets.

Derivatives Designated as Cash Flow Hedging Instruments:	Balance Sheet Classification	December 31, 2012	December 31, 2011
Interest rate swaps	Other current liabilities	$1.3	$6.1
	Other liabilities	—	2.9
Fair value of interest rate swaps is based on forward-looking interest rate curves as provided by the counterparty, adjusted for the Company's credit risk.

Harland Clarke Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
(dollars in millions)

These derivative instruments were ineffective during fiscal year 2012 and the period December 22 to December 21, 2011 and had no ineffective portions during the period January 1 to December 21, 2011 and fiscal year 2010. Accordingly, no amounts were required to be reclassified from accumulated other comprehensive income to the consolidated statements of operations in 2010 due to ineffectiveness. The following presents the effect of these derivative instruments (effective and ineffective portion) on other comprehensive income and amounts reclassified from accumulated other comprehensive income into interest expense.

	Successor		Predecessor
	Year ended December 31, 2012	December 22 to December 31, 2011	January 1 to December 21, 2011	Year ended December 31, 2010

Interest Rate Swaps:
Loss recognized in other comprehensive income (effective portion)	$—	$0.1	$5.8	$23.3
Loss reclassified from other comprehensive income into interest expense (effective portion)	0.1	—	12.9	19.7
Loss recognized in interest expense (ineffective portion)	1.8	0.1	—	—
The following presents the balances and net changes in the accumulated other comprehensive income related to these derivative instruments, net of income taxes:

	Successor		Predecessor
Balances and Net Changes:	Year ended December 31, 2012	December 22 to December 31, 2011	January 1 to December 21, 2011
Balance at beginning of period	$0.1	$6.5	$10.9
Change in ownership	—	(6.5)	—
Loss reclassified from accumulated other comprehensive income into interest expense, net of taxes of $0.0, $0.0 and $5.0	(0.1)	—	(7.9)
Net change in fair value of interest rate swaps (effective portion), net of taxes of $0.0, $0.0 and $2.3	—	0.1	3.5
Balance at end of period	$—	$0.1	$6.5

13.  Fair Value Measurements
Nonrecurring Fair Value Measurements
The following table presents the Company's nonfinancial assets that were measured at fair value on a nonrecurring basis during 2011:

	Fair Value at November 1, 2011	(Level 1)	(Level 2)	(Level 3)	Impairment Charges
Goodwill - Scantron	$281.9	$—	$—	$281.9	$102.2
Indefinite-lived tradename - Scantron	6.8	—	—	6.8	4.2
Goodwill and indefinite-lived tradename for the Scantron segment were measured for impairment during the fourth quarter of 2011 as part of the Company's annual measurements for impairment testing and resulted in non-cash impairment charges totaling $102.2 and $4.2, respectively. The impairments were primarily due to declines in projected revenues and margins and a higher discount rate for the Scantron segment.
See Note 2 for more information on the fair value measurement process for goodwill and indefinite-lived trademarks and tradenames.

Harland Clarke Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
(dollars in millions)

Recurring Fair Value Measurements
Fair values of financial instruments subject to recurring fair value measurements as of December 31, 2012 and 2011, are as follows:

	Balance at December 31, 2012	(Level 1)	(Level 2)	(Level 3)
Corporate equity securities	$0.1	$0.1	$—	$—
Liability for interest rate swaps	1.3	—	1.3	—

	Balance at December 31, 2011	(Level 1)	(Level 2)	(Level 3)
United States treasury securities	$56.6	$56.6	$—	$—
Corporate equity securities	0.1	0.1	—	—
Liability for interest rate swaps	9.0	—	9.0	—
Liability for contingent consideration related to business combinations	0.6	—	—	0.6
Fair value of interest rate swaps is based on forward-looking interest rate curves as provided by the counterparty, adjusted for the Company's credit risk. Fair value of corporate equity securities and United States treasury securities are based on quoted market prices. Fair value of the liability for contingent consideration related to business combinations is estimated utilizing a discounted cash flow analysis. The analysis considers, among other things, estimates of future revenues and the timing of expected future contingent consideration payments.
The following table presents the Company's liability for contingent consideration related to business combinations measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

	2012	2011
Balance at beginning of period	$0.6	$8.2
Businesses acquired	—	17.0
Net changes in fair value	(0.6)	(24.3)
Payment on contingent consideration arrangement	—	(0.3)
Balance at end of period	$—	$0.6
Fair Value of Financial Instruments
Most of the Company's clients are in the financial services and educational industries. The Company performs ongoing credit evaluations of its clients and maintains allowances for potential credit losses. The Company does not generally require collateral. Actual losses and allowances have been within management's expectations.
The carrying amounts for cash and cash equivalents, trade accounts receivable, accounts payable and accrued liabilities approximate fair value. The estimated fair value of long-term debt is determined by Level 2 inputs and is based primarily on quoted market prices for the same or similar issues as of the measurement date. The estimated fair value of long-term debt at December 31, 2012 and 2011 was approximately $1,984.4 and $1,821.4, respectively. The carrying value of long-term debt at December 31, 2012 and 2011 was $1,847.8 and $1,812.0, respectively. As described in Note 3, the carrying value of the Company's long-term debt was adjusted to fair value as of the date of the MacAndrews Acquisition.

14. Investments
Equity Method Investment
During the fourth quarter of 2012, the Company purchased certain equity securities of Transactis, Inc. ("Transactis"), a privately held company, representing a 15.5% ownership interest for $7.0 in cash. The Company accounts for this investment using the equity method (See Note 2) due to its ability to influence operating and financial matters of Transactis through its representation on the Transactis board of directors and certain rights under the terms of the stock purchase agreement. The

Harland Clarke Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
(dollars in millions)

assets, liabilities and results of operations were not significant to the Company's financial position or results of operations in 2012.
Marketable Securities
The Company's marketable securities are classified as available-for-sale and are reported at their fair values, which are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Balance at December 31, 2012:
Corporate equity securities	$0.1	$—	$—	$0.1
Balance at December 31, 2011:
United States treasury securities	$56.5	$0.1	$—	$56.6
Corporate equity securities	0.1	—	—	0.1
The Company purchased United States treasury securities, which were to mature in 2014, during the fourth quarter of 2011. During 2012, the Company sold its United States treasury securities for $56.3 in cash and recognized a loss of $0.2, which is included in other (expense) income, net in the accompanying consolidated statements of operations. During 2011, the Company sold certain corporate equity securities for $13.4 in cash and recognized a gain of $13.2, which is included in other (expense) income, net in the accompanying consolidated statements of operations.

15.  Restructuring
Harland Clarke and Corporate
The Company adopted plans during recent years to realize cost savings in the Harland Clarke segment and Corporate by consolidating printing plants, contact centers and selling, general and administrative functions.
The following table details the components of the Company's restructuring accruals under its plans related to the Harland Clarke segment and Corporate for 2012, 2011 and 2010:

	Beginning Balance	Expensed	Paid in Cash	Non-cash Utilization	Ending Balance
Successor:
Year ended December 31, 2012:
Severance and severance-related	$4.5	$8.8	$(6.9)	$—	$6.4
Facilities closures and other costs	3.0	2.2	(1.8)	(1.0)	2.4
Total	$7.5	$11.0	$(8.7)	$(1.0)	$8.8

Predecessor:
Year ended December 31, 2011:
Severance and severance-related	$1.5	$6.1	$(3.1)	$—	$4.5
Facilities closures and other costs	4.5	1.6	(3.0)	(0.1)	3.0
Total	$6.0	$7.7	$(6.1)	$(0.1)	$7.5
Year ended December 31, 2010:
Severance and severance-related	$2.5	$5.1	$(6.1)	$—	$1.5
Facilities closures and other costs	2.5	7.2	(2.5)	(2.7)	4.5
Total	$5.0	$12.3	$(8.6)	$(2.7)	$6.0
Note: Successor period amounts have not been bifurcated for the year ended December 31, 2011 in this table due to the insignificance of amounts applicable to the Successor period.

Harland Clarke Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
(dollars in millions)

The non-cash utilization of $1.0, $0.1 and $2.7 in 2012, 2011 and 2010, respectively, in the table above, includes adjustments to the carrying value of other property, plant and equipment. The Company expects to incur in future periods an additional $1.7 for costs related to these plans. Ongoing lease commitments related to these plans continue through 2017.
Harland Financial Solutions
During 2009, the Company initiated a multi-year plan to reorganize certain operations and sales and support functions within the former Harland Financial Solutions segment. The plan, which was completed in 2011, focused on moving from a product-centric organization to a functional organization in order to enhance customer support.
During 2012, the Company adopted a plan to realize additional cost savings in the former Harland Financial Solutions segment by eliminating certain selling, general and administrative expenses.
The following table details the Company's restructuring accruals related to the former Harland Financial Solutions segment for 2012, 2011 and 2010:

	Beginning Balance	Expensed	Paid in Cash	Non-cash Utilization	Ending Balance
Successor:
Year ended December 31, 2012:
Severance and severance-related	$—	$0.6	$(0.5)	$—	$0.1
Facilities and other costs	1.5	(0.2)	(0.3)	0.3	1.3
Total	$1.5	$0.4	$(0.8)	$0.3	$1.4

Predecessor:
Year ended December 31, 2011:
Severance and severance-related	$0.1	$0.3	$(0.4)	$—	$—
Facilities and other costs	2.2	0.1	(0.8)	—	1.5
Total	$2.3	$0.4	$(1.2)	$—	$1.5
Year ended December 31, 2010:
Severance and severance-related	$1.0	$0.7	$(1.6)	$—	$0.1
Facilities and other costs	0.1	2.1	(0.1)	0.1	2.2
Total	$1.1	$2.8	$(1.7)	$0.1	$2.3
Note: Successor period amounts have not been bifurcated for the year ended December 31, 2011 in this table due to the insignificance of amounts applicable to the Successor period.
Scantron
The Company adopted plans during recent years to realize cost savings in the Scantron segment by consolidating certain operations and eliminating certain selling, general and administrative expenses.

Harland Clarke Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
(dollars in millions)

The following table details the components of the Company's restructuring accruals related to the Scantron segment for 2012, 2011 and 2010:

	Beginning Balance	Expensed	Paid in Cash	Non-cash Utilization	Ending Balance
Successor:
Year ended December 31, 2012:
Severance and severance-related	$2.0	$4.6	$(3.4)	$—	$3.2
Facilities and other costs	1.4	1.2	(1.7)	—	0.9
Total	$3.4	$5.8	$(5.1)	$—	$4.1

Predecessor:
Year ended December 31, 2011:
Severance and severance-related	$0.1	$5.2	$(3.3)	$—	$2.0
Facilities and other costs	3.7	(0.7)	(1.7)	0.1	1.4
Total	$3.8	$4.5	$(5.0)	$0.1	$3.4
Year ended December 31, 2010:
Severance and severance-related	$0.5	$1.9	$(2.3)	$—	$0.1
Facilities and other costs	—	4.7	(1.2)	0.2	3.7
Total	$0.5	$6.6	$(3.5)	$0.2	$3.8
Note: Successor period amounts have not been bifurcated for the year ended December 31, 2011 in this table due to the insignificance of amounts applicable to the Successor period.
Ongoing lease commitments related to these plans continue to October 2013. The Company expects to make payments for severance and severance-related costs through 2014.
Faneuil
The Company adopted a plan in 2012 to realize cost savings in the Faneuil segment by consolidating certain operations and eliminating certain selling, general and administrative expenses. In 2010, The Company adopted and completed a plan to realize cost savings in the Faneuil segment by consolidating certain operations and eliminating certain selling, general and administrative expenses.
The following table details the components of the Company's restructuring accruals related to the Faneuil segment for 2012 and 2010:

	Beginning Balance	Expensed	Paid in Cash	Ending Balance
Successor:
Year ended December 31, 2012:
Severance and severance-related	$—	$1.0	$(0.4)	$0.6
Facilities and other costs	—	0.7	(0.5)	0.2
Total	$—	$1.7	$(0.9)	$0.8

Predecessor:
Year ended December 31, 2010:
Severance and severance-related	$—	$0.6	$(0.6)	$—
Facilities and other costs	—	—	—	—
Total	$—	$0.6	$(0.6)	$—

Harland Clarke Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
(dollars in millions)

Restructuring accruals for all of the segments' plans are reflected in other current liabilities and other liabilities in the accompanying consolidated balance sheets. The Company expects to pay the remaining severance, facilities and other costs related to the segments' restructuring plans through 2017.

16.  Commitments and Contingencies
Lease and Purchase Commitments
The Company leases property, equipment and vehicles under operating leases that expire at various dates through 2020. Certain leases contain renewal options for one- to five-year periods. Rental payments are typically fixed over the initial term of the lease and usually contain escalation factors for the renewal term. At December 31, 2012, future minimum lease payments for continuing operations under non-cancelable operating leases with terms of one year or more are as follows:

2013	$19.1
2014	13.6
2015	6.6
2016	5.7
2017	4.3
Thereafter	3.8
Minimum annual rental payments in the above table have not been reduced by minimum sublease rentals of $1.4.
Total operating lease expense for continuing operations, excluding operating lease expense included in restructuring costs was $14.2, $0.3, $12.7, and $13.6 for fiscal year 2012, the period December 22 to December 31, 2011, the period January 1 to December 21, 2011, and fiscal year 2010, respectively.
At December 31, 2012, the Company had obligations of $56.6 payable under contracts with third-party service providers primarily for information technology services and obligations to purchase approximately $16.6 of raw materials.
Other
Various legal proceedings, claims and investigations are pending against the Company, including those relating to commercial transactions, intellectual property matters and other matters. Certain of these matters are covered by insurance, subject to deductibles and maximum limits. In the opinion of management based upon the information available at this time, the outcome of the matters referred to above will not have a material adverse effect on the Company's consolidated financial position or results of operations.

17.  Transactions with Related Parties
The Company participates in MacAndrews directors and officers insurance program, which covers the Company as well as MacAndrews and its other affiliates. The limits of coverage are available on aggregate losses to any or all of the participating companies and their respective directors and officers. The Company reimburses MacAndrews for its allocable portion of the premiums for such coverage, which the Company believes is more favorable than the premiums the Company could secure were it to secure its own coverage. At December 31, 2012, the Company recorded prepaid expenses and other assets of $0.7 and $1.0, respectively, related to the directors and officers insurance program in the accompanying consolidated balance sheets. At December 31, 2011, the Company had no prepaid expenses related to the directors and officers insurance program recorded in the accompanying consolidated balance sheets. The Company paid $2.0, $0.0, $0.1 and $0.0 for fiscal year 2012, the period December 22 to December 31, 2011, the period January 1 to December 21, 2011, and fiscal year 2010, respectively, to MacAndrews under the insurance program.
Notes Receivable
On December 27, 2011, the Company entered into a revolving credit agreement with its indirect parent, MacAndrews, whereby MacAndrews could borrow an amount not exceeding $30.0. The facility is unsecured, bears interest at LIBOR plus 2% and matures in December 2013. The facility was drawn in full by MacAndrews on December 27, 2011 and remained outstanding at December 31, 2012. Interest income of $0.8 was recorded and related payments were received during 2012.

Harland Clarke Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
(dollars in millions)

In 2008, Harland Clarke Holdings acquired the senior secured credit facility and outstanding note of Delphax Technologies, Inc. ("Delphax"), the supplier of Imaggia printing machines and related supplies and service for the Harland Clarke segment. The senior secured credit facility was comprised of a revolving credit facility of up to $14.0, subject to borrowing limitations set forth therein that originally matured in September 2011. Contemporaneous with its acquisition of the senior secured credit facility and the note, Harland Clarke Holdings also acquired 250,000 shares of Delphax common stock from the previous holder of the Delphax note.
The senior secured credit facility and note were paid in full and cancelled on November 9, 2011. Interest income of $0.0, $0.2, and $0.4 was recorded during the periods December 22 to December 31, 2011, January 1 to December 21, 2011, and fiscal year 2010, respectively.
Other
The Company expensed $2.7 for the fiscal year 2012 and $0.0 and $2.7 for the periods December 22 to December 31, 2011 and January 1 to December 21, 2011, respectively, and $2.7 for fiscal year 2010, for services provided to the Company by M & F Worldwide. This amount is reflected in selling, general and administrative expenses.
During fiscal year 2012, the period December 22 to December 31, 2011, the period January 1 to December 21, 2011, and fiscal year 2010, the Company paid cash dividends of $32.3, $12.6, $48.7 and $31.2, respectively, to M & F Worldwide as permitted by restricted payment baskets within the Company's debt agreements.
On March 19, 2012, the Company completed the Faneuil Acquisition from affiliates of MacAndrews, its indirect parent (see Note 3). In connection with the Faneuil Acquisition, Faneuil's revolving credit facility with an affiliate of MacAndrews, which was entered into on January 25, 2012, was extinguished (see Note 11).
As discussed in Note 8, the Company made net payments to and had net receivables with MacAndrews related to the 2011 Tax Sharing Agreement.

18.  Significant Customers
The Company's top 20 clients accounted for approximately 37% of the Company's consolidated net revenues from continuing operations during fiscal year 2012 and 35% and 37% during each of the periods December 22 to December 31, 2011 and January 1 to December 21, 2011 and 37% for fiscal year 2010, with sales to Bank of America and Wells Fargo representing a significant portion of such revenues in the Harland Clarke segment.

19.  Business Segment Information
The Company has organized its business along three reportable segments together with a corporate group for certain support services. The Company's operations are aligned on the basis of products, services and industry. Management measures and evaluates the reportable segments based on operating income. The current segments and their principal activities consist of the following:

•
Harland Clarke segment — Provides checks and related products, direct marketing services and customized business and home office products to financial and commercial institutions, as well as consumers and other businesses. This segment operates primarily in the United States and Puerto Rico.

•
Scantron segment — Provides data management and decision support solutions and related services to educational, commercial and governmental entities worldwide. This segment operates primarily in the United States, Canada and India.

•
Faneuil segment — Provides call center services, back office operations, staffing services and toll collection services to government and regulated commercial clients and patient information collection and tracking, managed technical services and related field maintenance services to educational, commercial, healthcare and governmental entities. This segment operates primarily in the United States and Canada.

As discussed in Note 1, the Company made business segment changes in the second quarter of 2012. Prior period results in the tables below have been reclassified to reflect these business segment changes. The results for the discontinued operations of the former Harland Financial Solutions segment (see Note 21) are not included in the tables below.

Harland Clarke Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
(dollars in millions)

Selected summarized financial information for fiscal year 2012, the period December 22 to December 31, 2011, the period January 1 to December 21, 2011, and fiscal year 2010 is as follows:

	Harland Clarke(1)	Scantron(1)(2)	Faneuil(1)(3)	Corporate and Other(4)	Total
Successor
Product revenues, net:
2012	$1,107.9	$91.8	$6.8	$—	$1,206.5
December 22 to December 31, 2011	23.9	2.4	—	—	26.3
Service revenues, net:
2012	$34.5	$26.3	$147.9	$—	$208.7
December 22 to December 31, 2011	0.4	2.0	2.7	—	5.1
Intersegment revenues:
2012	$0.2	$1.8	$0.3	$(2.3)	$—
December 22 to December 31, 2011	—	—	—	—	—
Operating income (loss):(5)
2012	$214.0	$(26.6)	$8.8	$(18.7)	$177.5
December 22 to December 31, 2011	(0.6)	(1.4)	0.2	(0.3)	(2.1)
Depreciation and amortization (excluding amortization of debt fair value adjustments, original issue discount and deferred financing fees): (6)
2012	$146.2	$17.9	$11.1	$—	$175.2
December 22 to December 31, 2011	4.3	0.6	0.1	—	5.0
Non-cash asset impairment charges:
2012	$0.8	$—	$0.8	$—	$1.6
December 22 to December 31, 2011	—	—	—	—	—
Capital expenditures (excluding capital leases):
2012	$36.9	$6.5	$4.8	$—	$48.2
December 22 to December 31, 2011	—	—	0.1	—	0.1

Predecessor
Product revenues, net:
January 1 to December 21, 2011	$1,092.0	$103.2	$8.6	$—	$1,203.8
2010	1,156.6	110.3	5.9	—	1,272.8
Service revenues, net:
January 1 to December 21, 2011	$28.1	$14.7	$59.9	$—	$102.7
2010	46.5	9.2	60.0	—	115.7
Intersegment revenues:
January 1 to December 21, 2011	$0.1	$0.3	$0.3	$(0.7)	$—
2010	0.3	—	0.4	(0.7)	—
Operating income (loss):(5)
January 1 to December 21, 2011	$242.8	$(130.6)	$9.4	$(14.8)	$106.8
2010	241.2	9.0	13.1	(15.2)	248.1
Depreciation and amortization (excluding amortization of deferred financing fees): (6)
January 1 to December 21, 2011	$89.2	$34.6	$8.5	$—	$132.3
2010	103.5	20.2	5.7	—	129.4
Non-cash asset impairment charges:
January 1 to December 21, 2011	$0.6	$108.3	$2.7	$—	$111.6
2010	3.7	—	—	—	3.7
Capital expenditures (excluding capital leases):
January 1 to December 21, 2011	$39.2	$11.7	$0.7	$—	$51.6
2010	24.3	5.0	1.0	—	30.3

Harland Clarke Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
(dollars in millions)

	Harland Clarke(1)	Scantron(1)(2)	Faneuil(1)(3)	Discontinued Operations	Corporate and Other(4)	Total
Total assets:
December 31, 2012	$1,409.4	$184.0	$117.0	$413.2	$862.8	$2,986.4
December 31, 2011(7)	$1,498.5	$173.1	$114.9	$426.7	$890.5	$3,103.7
____________

(1)	See Notes 1 and 3 for information regarding the effect of acquisition accounting related to the MacAndrews Acquisition on operating results.

(2)	Includes results of the acquired Spectrum K12 and GlobalScholar businesses from their respective dates of acquisition.

(3)	Includes results of the acquired Faneuil business from the date of common control.

(4)	Total assets include goodwill of $761.6 and $758.6 as of December 31, 2012 and 2011, respectively.

(5)
Includes (gain) loss from revaluation of contingent consideration arrangements of $0.0, $0.0, $(23.6) and $0.3 for fiscal year 2012, the period December 22 to December 31, 2011, the period January 1 to December 21, 2011, and fiscal year 2010, respectively, and restructuring costs of $18.5, $0.0, $12.2 and $19.5 for fiscal year 2012, the period December 22 to December 31, 2011, the period January 1 to December 21, 2011, and fiscal year 2010, respectively, (see Note 15) and non-cash impairment charges of $1.6, $0.0, $111.6 and $3.7 for fiscal year 2012, the period December 22 to December 31, 2011, the period January 1 to December 21, 2011, and fiscal year 2010, respectively.

(6)
Includes allocation of depreciation of $0.7, $0.0, $0.8 and $0.8 for fiscal year 2012, the period December 22 to December 31, 2011, the period January 1 to December 21, 2011, and fiscal year 2010, respectively, from the Scantron segment to the Faneuil segment for assets that are assigned to the Scantron segment.

(7)
As discussed in Note 3, amounts have been adjusted from preliminary amounts set forth in the Company's financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2011.

Discontinued operations
The amounts shown above do not include depreciation and amortization expense and capital expenditures for the former Harland Financial Solutions segment, which are included in discontinued operations. Depreciation and amortization (excluding amortization of deferred financing fees) for the former Harland Financial Solutions segment was $38.4, $1.0, $26.1 and $28.5 for fiscal year 2012, the period December 22 to December 31, 2011, the period January 1 to December 21, 2011, and fiscal year 2010, respectively. Capital expenditures (excluding capital leases) for the former Harland Financial Solutions segment were $9.6, $0.0, $7.0 and $8.3 for fiscal year 2012, the period December 22 to December 31, 2011, the period January 1 to December 21, 2011, and fiscal year 2010, respectively.
20.  Subsequent Event
Issuance of Revolving Credit Facility due 2018
On February 20, 2013, Harland Clarke Holdings Corp. terminated the Revolver and along with certain of its domestic subsidiaries, as co-borrowers, and its direct parent, CA Acquisition Holdings, Inc. and certain of its other domestic subsidiaries as guarantors, entered into a senior secured asset based revolving credit facility (the "Revolving Facility") with Citibank, N.A., as administrative agent and collateral agent. The Revolving Facility provides for a facility equal to the lesser of $80.0 and a calculated borrowing base consisting of:

•	85% of eligible receivables less unearned revenue; plus

•	the lesser of (i) 85% of the orderly liquidation value of eligible inventory and (ii) 70% of eligible inventory (in each case, at the lower of book value and market); minus

•	eligibility reserves in effect at the time.
The borrowing base at closing, based on December 31, 2012 balances, was $56.6. The Revolving Facility includes an up to $30.0 subfacility for letters of credit and an up to $10.0 subfacility in the form of short-term swingline loans.
Borrowings and other obligations under the Revolving Facility are guaranteed by CA Acquisition Holdings, Inc., Harland Clarke Holdings Corp. and certain of its domestic subsidiaries and secured by a lien on substantially all of the assets of such loan parties, including inventory, receivables, equipment, intellectual property and real property. The obligations under the Revolving Facility are secured by a first priority lien on inventory, receivables, payment intangibles and other current assets and other assets arising therefrom and proceeds thereof and second priority liens on the remaining collateral, subject to the first priority liens securing the Company's Non-Extended Term Loans, Extended Term Loans and 2018 Senior Secured Notes.

Harland Clarke Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
(dollars in millions)

The Revolving Facility will terminate on February 20, 2018, with springing maturities 91 days prior to the scheduled maturity date of the Company's Non-Extended Term Loans, Extended Term Loans and 2015 Senior Notes, all of which mature prior to the termination date of this Revolving Facility.
Borrowings against the Revolving Facility will be, at the Company's option:

•
A LIBOR rate borrowing, bearing interest at a rate per annum equal to a reserve-adjusted LIBOR rate, plus an applicable margin ranging from 1.75% to 2.25% per annum based on the average excess availability for the prior fiscal quarter; or

•	An Alternate Base Rate ("ABR") borrowing, bearing interest at a rate per annum equal to the greatest of:

•	The prime rate of CitiBank;

▪	Federal Funds Effective Rate plus 0.5%; and

▪	LIBOR rate for a one-month interest period plus 1%,
plus an applicable margin ranging from 0.75% to 1.25% per annum based on the average excess availability for the prior fiscal quarter.
The Revolving Facility has a commitment fee of 0.5% per annum if the average utilization of the Revolving Facility for the preceding fiscal quarter is less than 50% of the total commitments and 0.375% per annum if the average utilization for the preceding fiscal quarter is greater than or equal to 50% of the total commitments.
The Revolving Facility contains covenants that, among other things, limit the ability of the Company and its subsidiaries to (i) incur or guarantee additional indebtedness or capitalized lease obligations, or issue disqualified or preferred stock; (ii) grant liens on assets; (iii) transfer or sell assets; (iv) pay dividends or make distributions to stockholders; (v) enter into transactions with affiliates; (vi) make investments or acquisitions; (vii) enter into sale/leaseback transactions; (viii) amend certain of the Company's indebtedness; (ix) engage in substantially different lines of business; (x) change the Company's fiscal year; and (xi) engage in speculative hedging transactions. These covenants are subject to important exceptions and qualifications. The Revolving Facility also contains a fixed charge coverage ratio test that may apply if the Company's excess availability falls below specified levels, as well as affirmative covenants and events of default that are customary for such facilities.
21. Discontinued Operations
As discussed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013 filed with the Securities and Exchange Commission on November 8, 2013, the Company completed the divestiture of its former Harland Financial Solutions segment and recorded an after tax gain on the divestiture. This divestiture was reported as a discontinued operation in the consolidated statements of operations in the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, which requires retrospective restatement of prior periods to classify operating results of the former Harland Financial Solutions segment to discontinued operations.
On August 16, 2013, the Company completed the divestiture of its former Harland Financial Solutions segment and recognized an after tax gain on the divestiture. A total of approximately $1,200.0 of cash proceeds was received from the divestiture. In connection with the divestiture, the Company has reclassified the results of the former Harland Financial Solutions segment as discontinued operations for all periods presented. As part of the purchase and sale agreement, the Company is performing and has been compensated for customary transition services related to certain administrative functions for the former Harland Financial Solutions segment as performed for the former Harland Financial Solutions segment prior to its divestiture and as set forth specifically in a transition services agreement. Cash flows from the transition services are considered to be indirect cash flows under applicable accounting guidance. The Company expects the transition services to be completed within one year from the date of the divestiture.
The Company updated financial information and certain related disclosures in these consolidated financial statements for all periods presented to reflect the presentation of the former Harland Financial Solutions segment as discontinued operations.

Harland Clarke Holdings Corp. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
(dollars in millions)

Operating results for discontinued operations are as follows:

	Successor		Predecessor
	Year ended December 31, 2012	December 22 to December 31, 2011	January 1 to December 21, 2011	Year ended December 31, 2010

Net revenues	$253.7	$6.3	$279.5	$282.7

Income from discontinued operations before income taxes	23.3	(0.9)	54.8	48.6
Provision for income taxes on discontinued operations	9.5	(0.5)	21.7	20.0
Net income from discontinued operations	$13.8	$(0.4)	$33.1	$28.6

Schedule II - Valuation and Qualifying Accounts and Reserves
(in millions)

The following is a summary of the valuation and qualifying accounts and reserves for the period from January 2010 to 2012.

	Beginning Balance	Effect of Acquisition Accounting	Amounts Reserved	Balance Written Off	Ending Balance
Allowance for Doubtful Accounts and Sales Returns and Allowance Reserves
Year Ended December 31, 2012	$1.8	$—	$3.1	$(3.4)	$1.5
December 22 to December 31, 2011	$3.0	$(1.2)	$0.2	$(0.2)	$1.8
January 1 to December 21, 2011	$2.8	$—	$1.7	$(1.5)	$3.0
Year Ended December 31, 2010	$3.0	$—	$4.0	$(4.2)	$2.8